Filed pursuant to Rule 424(b)(5)

Registration No. 333-197842

Subject to Completion
Preliminary Prospectus Supplement dated January 14, 2015

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 19, 2014)

15,000,000 Common Shares

We are offering 15,000,000 common shares of beneficial interest, $0.01 par value per share. We are a self-managed healthcare real estate company that acquires, selectively develops, owns and manages healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties typically are on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. Our management team has significant public healthcare real estate investment trust (“REIT”) experience and long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment opportunities to generate attractive risk-adjusted returns to our shareholders.

Our common shares trade on the New York Stock Exchange under the symbol “DOC.” On January 13, 2015, the last sale price of our common shares as reported on the New York Stock Exchange was $16.90 per share.

We are a Maryland real estate investment trust and elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our short taxable year ended December 31, 2013. Our common shares are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our declaration of trust, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

We are an “emerging growth company” under the federal securities laws and have reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus supplement beginning on page S-8 and page 4 of the accompanying prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)                                 See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

The underwriters may also exercise their option to purchase up to an additional 2,250,000 common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common shares as set forth under “Underwriting.” The common shares will be ready for delivery on or about                 , 2015.

Joint Book-Running Managers

KeyBanc Capital Markets	Morgan Stanley	RBC Capital Markets

BofA Merrill Lynch		BMO Capital Markets

The date of this prospectus supplement is               , 2015

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us, including any information incorporated by reference herein. We have not authorized anyone to provide information that is different. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us, including any information incorporated by reference herein, is accurate only as of their respective dates or on the date or dates specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement shall supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC” or the “Commission”) that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing in these securities.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters have not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents that are incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we refer to as our “2013 10-K”, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which we refer to as our “First Quarter 2014 10-Q”, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which we refer to as our “Second Quarter 2014 10-Q” and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which we refer to as our “Third Quarter 2014 10-Q”, contain various “forward-looking statements” within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, property performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•                  general economic conditions;

•                  adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

•                  our failure to generate sufficient cash flows to service our outstanding indebtedness;

•                  fluctuations in interest rates and increased operating costs;

•                  the availability, terms and deployment of debt and equity capital, including our unsecured credit facility;

•                  our ability to make distributions on our shares of beneficial interest;

•                  general volatility of the market price of our common shares;

•                  our limited operating history;

•                  our increased vulnerability economically due to the concentration of our investments in healthcare properties;

•                  our geographic concentration in Texas causes us to be particularly exposed to downturns in this local economy or other changes in local real estate market conditions;

•                  changes in our business or strategy;

•                  our dependence upon key personnel whose continued service is not guaranteed;

•                  our ability to identify, hire and retain highly qualified personnel in the future;

•                  the degree and nature of our competition;

•                  changes in governmental regulations, tax rates and similar matters;

•                  defaults on or non-renewal of leases by tenants;

•                  decreased rental rates or increased vacancy rates;

•                  difficulties in identifying healthcare properties to acquire and completing acquisitions;

•                  competition for investment opportunities;

•                  our failure to successfully develop, integrate and operate acquired properties;

•                  the impact of our investment in joint ventures;

•                  the financial condition and liquidity of, or disputes with, joint venture and development partners;

•                  our ability to operate as a public company;

•                  changes in accounting principles generally accepted in the United States (GAAP);

•                  lack of or insufficient amounts of insurance;

•                  other factors affecting the real estate industry generally;

•                  our failure to qualify and maintain our qualification as REIT for U.S. federal income tax purposes;

•                  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes;

•                  changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs; and

•                  various other factors may materially adversely affect us, including the per share trading price of our common shares, such as:

•                  higher market interest rates;

S-iii

•                  the number of our common shares available for future issuance or sale;

•                  our issuances of equity securities or the perception that such issuances might occur;

•                  future offerings of debt; and

•                  failure of securities analysts to publish research or reports about our industry or us or if research downgrades our common shares or the healthcare-related real estate sector.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this prospectus supplement, except as required by applicable law. You should not place undue reliance on any forward-looking statements that are based on information currently available to us or the third parties making the forward-looking statements. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section below entitled “Risk Factors,” including the risks incorporated by reference therein from our 2013 10-K, as updated by our subsequent filings with the SEC.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that you should consider before making an investment in our common shares. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the 2013 10-K, the First Quarter 10-Q, the Second Quarter 10-Q and the Third Quarter 10-Q, and any free writing prospectus we have filed. Please read “Risk Factors” for more information about important risks that you should consider before investing in our common shares.

Unless the context otherwise requires or indicates, all references to “we,” “us,” “our,” “our company,” the “Trust,” the “Company,” and “Physicians Realty” refer to Physicians Realty Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Physicians Realty L.P., a Delaware limited partnership, which we refer to as our “operating partnership,” and the historical business and operations of four healthcare real estate funds that we have classified for accounting purposes as our “Predecessor” and which we sometimes refer to as the “Ziegler Funds,” and not to the persons who manage us or sit on our Board of Trustees. The information included in this prospectus supplement assumes a public offering price of $16.90 per share, which was the last reported sale price of our common shares on the NYSE on January 13, 2015.

Our Company

We are a self-managed healthcare real estate company organized in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We completed our initial public offering (“IPO”) in July 2013. As of December 31, 2014, our portfolio consisted of 87 properties located in 18 states with approximately 3,100,470 net leasable square feet, which were approximately 94.7% leased with a weighted average remaining lease term of approximately 9.6 years and approximately 76% of the net leasable square footage of our portfolio was either affiliated with a healthcare delivery system or located within approximately 1/4 mile of a hospital campus.

We receive a cash rental stream from these healthcare providers under our leases. Approximately 81.8% of the annualized base rent payments from our properties as of December 31, 2014 are from triple net leases, pursuant to which the tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides more predictable cash flow. We seek to structure our triple net leases to generate attractive returns on a long-term basis. Our leases typically have initial terms of five to 15 years and include annual rent escalators of approximately 2%. Our operating results depend significantly upon the ability of our tenants to make required rental payments. We believe that our portfolio of medical office buildings and other healthcare facilities will enable us to generate stable cash flows over time because of the diversity of our tenants, staggered lease expiration schedule, long-term leases, and low historical occurrence of tenants defaulting under their leases. As of December 31, 2014, leases representing a percentage of our portfolio on the basis of leasable square feet will expire as follows:

Year	Portfolio Lease Expirations
2015	3.0%
2016	3.5%
2017	2.2%
2018	5.9%
2019	5.6%
2020	1.6%
2021	2.3%
2022	3.5%
2023	6.3%
2024	17.4%
Thereafter	43.1%

We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to invest in stabilized medical facility assets with initial cash yields of 6% to 10%. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

We had no business operations prior to completion of the IPO and the related formation transactions on July 24, 2013. Our Predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company (“Ziegler”), which we refer to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned our initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

We are a Maryland real estate investment trust and elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ended December 31, 2013. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, as of the date of this prospectus supplement, own approximately 94.2% of the partnership interests in our operating partnership.

Our Objectives and Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental revenue and cash flow that generate reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants’ real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental revenue and cash flow.

We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities that provide stable revenue growth and predictable long-term cash flows. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction commences. We seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We focus our investment activity on the following types of healthcare properties:

•                  medical office buildings;

•                  outpatient treatment and diagnostic facilities;

•                  physician group practice clinics;

•                  ambulatory surgery centers;

•                  specialty hospitals and treatment centers;

•                  acute care hospitals; and

•                  post-acute care hospitals and long-term care facilities.

We may opportunistically invest in life science facilities, assisted living and independent senior living facilities and in the longer term, senior housing properties, including skilled nursing. Consistent with our intent to qualify as a REIT, we may also opportunistically invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with the REIT Investment Diversification Act of 2007 (“RIDEA”).

In connection with our review and consideration of healthcare real estate investment opportunities, we generally take into account a variety of market considerations, including:

•                  whether the property is anchored by a financially-sound healthcare delivery system or whether tenants have strong affiliation to a healthcare delivery system;

•                  the performance of the local healthcare delivery system and its future prospects;

•                  property location, with a particular emphasis on proximity to healthcare delivery systems;

•                  demand for medical office buildings and healthcare related facilities, current and future supply of competing properties, and occupancy and rental rates in the market;

•                  population density and growth potential;

•                  ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated investment opportunities; and

•                  existing and potential competition from other healthcare real estate owners and operators.

Property Acquisitions in 2014

In 2014, we completed acquisitions of 61 healthcare properties located in 15 states containing an aggregate of 2,199,126 net leasable square feet for an aggregate of approximately $543.5 million using proceeds from our follow-on public offerings in December 2013, May 2014 and September 2014, proceeds from our ATM Program (defined below), borrowings under our former senior secured revolving credit facility, our unsecured credit facility and mortgage financing.

During the quarterly period ended December 31, 2014, we completed six acquisitions of 23 healthcare properties located in  seven states containing an aggregate of 575,519 net leasable square feet for an aggregate of approximately $96.2 million as summarized below:

Property(1)	Location	Acquisition Date	Square Footage	Purchase Price (in thousands)
PinnacleHealth Portfolio 5 MOBs	Harrisburg, PA	10/29/2014	117,765	$23,100
Columbus Regional Hospital System Portfolio 12 MOBs	Columbus, Georgia; Phenix City, Alabama	11/20/2014	273,396	$27,997
Middletown Medical 2 MOBs	Middletown, NY	11/26/2014	35,426	$14,399
Danville on Fairchild	Danville, IL	11/26/2014	46,663	$10,300
Napolean Medical Building MOB	New Orleans, LA	12/18/2014	65,775	$10,500
West Tennessee Bone & Joint 1 MOB 1 ASC	Jackson, TN	12/30/2014	36,494	$9,936
Total			575,519	$96,232

(1) “MOB” means medical office building and “ASC” means ambulatory surgical center.

Also during the quarterly period ended December 31, 2014, we made an $8.6 million term loan to fund the renovations and additions of two re-purposed buildings in Jacksonville, Florida. Upon completion of the expansion and renovations, the properties will be approximately 40,000 square feet in the aggregate. Upon completion of the construction of the buildings and them becoming fully occupied, which we expect to occur in the second half of 2015, we have the option to purchase the buildings. The term loan accrues interest at a rate of 9%, which will be credited to the purchase price if we exercise our option. The medical office building is 38,000 square feet and the purchase price is approximately $10 million.

All of the investments made during the quarterly period ended December 31, 2014 utilized proceeds from our September 2014 follow-on public offering, proceeds from the ATM Program and borrowings under our unsecured credit facility.

Pending Acquisitions

As of the date of this prospectus supplement, we have entered into definitive agreements through subsidiaries of our operating partnership to acquire seven healthcare properties located in five states for an aggregate of approximately $112 million in pending acquisitions as follows:

•     Medical office building, Columbus (part of the Columbus Regional Hospital System Portfolio), Georgia:  The medical office building is 37,995 square feet and the purchase price is $6.5 million. The medical office building is part of the 309,865 square foot Columbus Regional Hospital System Portfolio, which includes 13 medical office buildings, 12 of which are located in Columbus, Georgia and one in Phenix City, Alabama. We have previously completed the acquisition of the other 12 buildings. The total purchase price for the portfolio, including this medical office building, will be approximately $34.5 million. The portfolio is 88% occupied and approximately 86% of the portfolio’s total rentable square footage is located adjacent to the 413-bed Columbus Regional Medical Center and the 219-bed Doctors Hospital, two of Columbus Regional Healthcare System’s (“CRHS”) short-term acute care hospitals. As part of the transaction, the CRHS-related leases totaling 45% of the overall portfolio’s base rental revenue have been renegotiated and extended to 10-year lease terms.

•     Ambulatory surgery center and medical office building, Jacksonville, Florida:  The ambulatory surgery center and medical office building is 46,016 square feet. The purchase price for the properties is approximately $19 million.  A national hospital system leases and operates the surgery center and the building is 100% occupied.

•     Trios Health Medical Office Building, Kennewick, Washington:  The medical office building, which is under construction, is 160,000 square feet, is 100% pre-leased and is expected to open in late June 2015. At closing, we will assume a 60-year ground lease and enter into a 30-year absolute triple net master lease with Trios Health Hospital with rent escalations annually at 2.35%. We have agreed to acquire the medical office building for $64 million in cash. The acquisition is subject to completion of development, receipt of a certificate of occupancy, commencement of rent under the Trios Health Hospital master lease and customary conditions to closing, including accuracy of representations and warranties and performance of covenants. We are not financing or otherwise participating in the development of the property.

•     Great Falls MOB, Great Falls, Montana:  We agreed to provide a mezzanine loan in the amount of approximately $4 million to construct a medical office building, which will be approximately 63,886 square feet. As of the date of this prospectus supplement, no money has been borrowed under the mezzanine loan. Upon the completion of the construction of the building, which is expected to occur in the second half of 2015, we have an option to purchase the building. The building will be 100% occupied.

•     Methodist Sports Medicine, Greenwood, Indiana:  The medical office building is 38,000 square feet and the purchase price is approximately $10 million, payable in cash or OP Units. The building is 100% occupied.

•     St. Vincent - Naab, Indianapolis, Indiana:  The medical office building is 40,936 square feet and the purchase price is approximately $8.5 million, payable in cash or OP Units. The building is 100% occupied.

Each pending acquisition described above is subject to customary closing conditions and there can be no assurance we will complete any of these transactions or acquire any of these properties.

Other Recent Developments

Minneapolis Portfolio

Prior to January 13, 2015, we entered into a non-binding letter of intent with The Davis Group and an equity investor working with The Davis Group to acquire a 96% or greater interest in a portfolio of seven medical office facilities located in the Minneapolis-St. Paul Metropolitan area and one additional medical office facility located in Jamestown, North Dakota. The purchase price for the acquisition of the portfolio of properties is approximately $116.3 million, payable in a combination of cash, OP Units or proposed new preferred units in the operating partnership, such relative amounts to be elected and determined by the respective property sellers at or prior to closing of a definitive agreement, plus the assumption of approximately $5.8 million of property-related indebtedness encumbering one of the facilities. Our investment will exceed $100 million. The portfolio is 98% leased and the average age of seven of the buildings is approximately two years, with one other building located on the campus of the Fairview Health System hospital campus in Edina, Minnesota, which was built in 1979. The average lease term of the portfolio is 10 years. The portfolio totals 362,354 rentable square feet, with 49% leased to credit rated health systems. Approximately 80% of the portfolio’s rentable square feet is either leased to a credit rated health system or located on the campus of one of the health system’s hospitals. We are partnering with The Davis Group, headquartered in Minneapolis, which developed seven of the eight facilities, which will retain a minority interest in the joint venture controlled by us and which will continue to actively manage and lease the facilities on behalf of us. The closing of each of the transactions under the non-binding letter of intent is subject to the execution of a definitive purchase and sale or contribution agreement and such agreements are expected to be subject to customary closing conditions.

ATM Program

On August 19, 2014, we and our operating partnership entered into separate At Market Issuance Sales Agreements (the “Sales Agreements”) with each of MLV & Co. LLC, KeyBanc Capital Markets Inc., JMP Securities LLC, and RBC Capital Markets, LLC (the “Agents”), pursuant to which we may issue and sell common shares having an aggregate offering price of up to $150 million, from time to time, through the Agents (the “ATM Program”). In accordance with the Sales Agreements, we may offer and sell our common shares through any of the Agents, from time to time, by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, which includes sales made directly on the NYSE, or other existing trading market, or sales made to or through a market maker. With our express written consent, sales also may be made in negotiated transactions or any other method permitted by law. The common shares are registered under the Securities Act pursuant to the effective shelf registration statement on Form S-3 (File No. 333-197842) of which this prospectus supplement and the accompanying prospectus form a part, and are being offered pursuant to a prospectus dated August 19, 2014, as supplemented by a prospectus supplement dated August 19, 2014, filed with the Commission pursuant to Rule 424(b) of the Securities Act.

We pay each Agent a commission equal to up to 2% of the gross proceeds from each sale of common shares sold through such Agent under the applicable Sales Agreement. The net proceeds that we receive from sales of our common shares, depends on the number of common shares sold and the price for such common shares.

During the quarterly period ended December 31, 2014, we sold 3,576,010 common shares pursuant to the Sales Agreements, at a weighted average price of $15.54 per share resulting in total proceeds of approximately $55.6 million, before $0.8 million in commissions. We did not issue any common shares pursuant to any of the Sales Agreements during the quarter ended September 30, 2014. As of the date of this prospectus supplement, we have sold  247,397 common shares in 2015 pursuant to the Sales Agreements, at a weighted average price of $16.96 per share resulting in total proceeds of approximately $4.2 million, before $55,696 in commissions. As of the date of this prospectus supplement, we have $90.2 million remaining available under the Sales Agreements. As of the date of this prospectus supplement, we have 51,186,498 common shares outstanding.

An affiliate of KeyBanc Capital Markets Inc. is a lender under our unsecured credit facility, and we intend to use a portion of the proceeds of this offering to repay amounts outstanding under the facility. The affiliate of KeyBanc Capital Markets Inc. would receive its pro rata share of any such payments.

Dividend Reinvestment and Share Purchase Plan

On December 2, 2014, we adopted a Dividend Reinvestment and Share Purchase Plan (the “DRIP”). Under the DRIP:

•                  Existing shareholders may purchase additional common shares by reinvesting all or a portion of the dividends paid on their common shares and by making optional cash payments of not less than $50 and up to a maximum of $10,000 per month.

•                  New investors may join the DRIP by making an initial investment of not less than $1,000 and up to a maximum of $10,000.

•                  Once enrolled in the DRIP, participants may authorize electronic deductions from their bank account for optional cash payments to purchase additional shares.

The DRIP is administered by our transfer agent, Computershare Trust Company, N.A. (the “Administrator”). Our common shares sold under the DRIP will be newly issued or purchased in the open market, as further described in the DRIP. As of the date of this prospectus supplement, we have not yet issued any shares under our DRIP.

Quarterly Distribution

On December 30, 2014, our Board of Trustees authorized and we declared a cash distribution of $0.225 per common share and partnership interest in our operating partnership (each, an “OP Unit”) for the quarterly period ended December 31, 2014. The distribution will be paid on February 6, 2015 to common shareholders and common OP Unit holders of record as of the close of business on January 23, 2015.

Appointment of General Counsel

On January 8, 2015, we announced that Bradley D. Page would join us as Senior Vice President and General Counsel, effective February 2, 2015. Mr. Page will report directly to our President and Chief Executive Officer, John T. Thomas. In connection with his appointment, we intend to grant a restricted share award to Mr. Page.

Mr. Page served as a shareholder and, most recently, as President of Milwaukee-based Davis & Kuelthau, s.c. until his resignation to accept this position with us. He joined Davis and Kuelthau in 1995, where he represented businesses in all areas of commercial real estate, commercial lending, corporate and construction transactions, including our company. Mr. Page’s private practice included acquisition, development, leasing and sales of healthcare, retail, office, multifamily and industrial properties. He has extensive experience negotiating contracts, leases, organizational documents, real estate documents, financing documents and other agreements with national retail tenants, healthcare providers, financial institutions, municipalities, and owners of real property. Mr. Page is a graduate of the University of Wisconsin Law School, with a B.B.A. from the University of Michigan.

Corporate Information

We were formed as a Maryland real estate investment trust on April 9, 2013. Our corporate offices are located at 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202. Our telephone number is (414) 978-6494. Our internet website is www.docreit.com. The information contained on, or accessible through, this website, or any other website, is not incorporated by reference into this prospectus supplement and the accompanying prospectus and should not be considered a part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

Common shares offered by us	15,000,000 shares (1)

Common shares to be outstanding after this offering	60,376,115 shares (2)

Common shares and OP Units to be outstanding after completion of this offering	66,117,305 shares and OP Units (3)

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $241.9 million, or approximately $278.3 million if the underwriters’ option to purchase additional shares is exercised in full, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering as follows:

• approximately $138 million to repay borrowings under our unsecured credit facility; and

• the balance for general corporate and working capital purposes, funding possible future acquisitions, including a portion of our pending acquisitions, and development activities.

Pending application of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT.

Risk Factors

An investment in our common shares involves a high degree of risk. You should carefully read and consider the risks discussed under the caption “Risk Factors” and other information in this prospectus supplement, including “Part I, Item 1A. Risk Factors” contained in our 2013 10-K, “Part II, Item 1A. Risk Factors” of our First Quarter 2014 10-Q and “Part II, Item 1A. Risk Factors” of our Third Quarter 2014 10-Q, each of which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our common shares.

NYSE symbol	“DOC”

(1)                                 Excludes up to 2,250,000 common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares.

(2)                                 Includes (i) 250,000 restricted common shares granted to our officers and trustees under our 2013 Equity Incentive Plan that are subject to vesting over a three year period in connection with our IPO, (ii) 84,266 restricted common shares granted to our officers and trustees under our 2013 Equity Incentive Plan in March 2014 that are subject to vesting over a one year period and (iii) 68,721 restricted common shares granted to certain new employees under our 2013 Equity Incentive Plan in June and July 2014, which shares vest ratably over three years. Does not include (i) up to 2,250,000 common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares for this offering, (ii) the 2,005,101 common shares issued by the Trust on October 1, 2014 to certain limited partners, including each of the Ziegler Funds, in connection with their exercise of their respective redemption rights, (iii) the 3,576,010 common shares that were issued during the quarterly period ended December 31, 2014 and in 2015 through the date of this prospectus supplement pursuant to the ATM Program, (iv) 55,680 performance-based restricted stock units at target level granted to our officers in 2014 under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (v) 1,994,561 common shares available for future issuance under our 2013 Equity Incentive Plan, (vi) 3,175,252 common shares that may be issued, at our option, upon redemption of outstanding OP Units not held by us, or (vii) OP Units which may be issuable in connection with the closing of each of the following: Methodist Sports Medicine, St. Vincent - Naab and the Minneapolis Portfolio.

(3)                                 Includes 5,741,190 OP Units that were outstanding and not held by us as of September 30, 2014. Does not include (i) up to 2,250,000 common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares for this offering, (ii) the 2,005,101 common shares issued by the Trust on October 1, 2014 to certain limited partners, including each of the Ziegler Funds, in connection with their exercise of their respective redemption rights, (iii) the 3,576,010 common shares that were issued during the quarterly period ended December 31, 2014 and in 2015 through the date of this prospectus supplement pursuant to the ATM Program, (iv) 55,680 performance-based restricted stock units at target level granted to our officers under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (v) 1,994,561 common shares available for future issuance under our 2013 Equity Incentive Plan, or (vi) OP Units which may be issuable in connection with the closing of each of the following: the Methodist Sports Medicine, St. Vincent - Naab and the Minneapolis Portfolio.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth below as well as in each of our 2013 10-K, our First Quarter 2014 10-Q and our Third Quarter 2014 10-Q, together with the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks we have highlighted in other sections of this prospectus supplement. If any of these risks occurs, our business, financial condition, liquidity, tax status and results of operations could be materially and adversely affected. Some statements in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section captioned “Cautionary Note Regarding Forward-Looking Statements.”

The market price and trading volume of our common shares may be volatile following this offering and may be affected by a number of factors.

The per share trading price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur, and investors in our common shares may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the per share trading price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common shares will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

• actual or anticipated variations in our quarterly operating results or dividends;

• changes in our funds from operations or earnings estimates;

• publication of research reports about us or the real estate industry;

• increases in market interest rates that lead purchasers of our shares to require a higher yield;

• changes in market valuations of similar companies;

• adverse market reaction to any additional debt we incur in the future;

• additions or departures of key management personnel;

• actions by institutional shareholders;

• speculation in the press or investment community;

• the realization of any of the other risk factors presented in this prospectus or incorporated by reference herein;

• the extent of investor interest in our securities;

• the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate based companies;

• our underlying asset value;

• investor confidence in the stock and bond markets generally;

• changes in tax laws;

• future equity issuances;

• failure to meet earnings estimates;

• failure to meet and maintain REIT qualification;

• changes in our credit ratings; and

• general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us, including our financial condition, results of operations, cash flow, and per share trading price of our common shares.

We may be unable to make distributions which could result in a decrease in the market price of our common shares.

While we expect to make regular quarterly distributions to the holders of our common shares, if sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than expected, or if such cash available for distribution decreases in future periods from expected levels, our inability to make distributions could result in a decrease in the market price of our common shares.

All distributions will be made at the discretion of our board of trustees and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common shares.

We may use a portion of the net proceeds from this offering to make distributions to our shareholders, which would, among other things, reduce our cash available to develop or acquire properties and may reduce the returns on your investment in our common shares.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our shareholders out of the net proceeds of this offering, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common shares. The use of these net proceeds for distributions to shareholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our shareholders, which would have the effect of reducing each shareholder’s tax basis in our common shares.

You will experience immediate and material dilution in connection with the purchase of our common shares in this offering.

As of September 30, 2014, our aggregate historical combined net tangible book value was approximately $481.0 million, or $9.41 per common share, assuming the redemption of all outstanding OP Units in exchange for our common shares on a one-for-one basis. The pro forma net tangible book value per common share after the completion of this offering will be less than the public offering price. The purchasers of our common shares offered hereby will experience immediate and substantial dilution of $5.97 per share in the pro forma net tangible book value per share of our common shares. See “Dilution.”

The combined financial statements of our Predecessor and our unaudited pro forma consolidated financial statements may not be representative of our financial statements as an independent public company.

The combined financial statements of our Predecessor and our unaudited pro forma consolidated financial statements that are incorporated by reference into this prospectus supplement do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is not possible for us to accurately estimate all adjustments needed to reflect all the significant changes that may occur in our future cost structure, funding and operations. See “Prospectus Supplement Summary-Pending Acquisitions”, “Prospectus Supplement Summary-Other Recent Developments” and the financial statements herein, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our 2013 10-K, our First Quarter 2014 10-Q, our Second Quarter 2014 10-Q and our Third Quarter 2014 10-Q, each of which is incorporated herein by reference.

We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases, especially for our properties located in smaller markets.

                We cannot predict whether our tenants will renew existing leases beyond their current terms. Nearly all of our properties are subject to leases which have multi-year terms. As of December 31, 2014, leases representing 3.0%, 3.5% and 2.2% of leasable square feet at our properties will expire in the remainder of 2015, 2016 and 2017, respectively. If any of our leases are not renewed, we would attempt to lease those properties to another tenant. In case of non-renewal, we generally have advance notice before expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacement tenants or entering into leases with new tenants on a timely basis or on terms as favorable to us as our current leases, or at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. Our ability to reposition our properties with a suitable tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings. In addition, our ability to locate suitable replacement tenants could be impaired by the specialized healthcare uses or contractual restrictions on use of the properties, and we may be required to spend substantial amounts to adapt the properties to other uses. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a material adverse effect on us or cause us to take an impairment charge on a property. One of our properties in Lansing, Michigan is currently unoccupied and we expect to recognize an impairment charge for the fourth quarter of 2014 for such property. While the exact amount of the impairment charge is not currently determinable, we expect it to be in the range of approximately $1.4 to $1.6 million.

All of these risks may be greater in smaller markets, where there may be fewer potential replacement tenants, making it more difficult to replace tenants, especially for specialized spaces, like hospital or outpatient treatment facilities located in our properties, and could have a material adverse effect on us.

We may fail to complete the acquisition of the Minneapolis Portfolio on a timely basis or at all.

We may not enter into definitive binding agreements to acquire the eight properties comprising the Minneapolis Portfolio prior to the completion of this offering or at all. Although we expect to complete the acquisition of the Minneapolis Portfolio in the first quarter of 2015, the completion of the acquisition of the Minneapolis Portfolio is subject to negotiation and execution of definitive purchase and sale agreements,  the satisfactory completion of our due diligence, including review of title commitments, environmental reports, property condition and zoning reports and tenant estoppels certificates, and subject to other customary closing conditions, many of which are outside of our control, and there is no assurance that we or the sellers will fulfill such closing conditions or that the Minneapolis Portfolio acquisition will be completed on the anticipated schedule, or at all.

USE OF PROCEEDS

After deducting the underwriting discount and commissions and estimated expenses of this offering payable by us, we expect to receive net proceeds from this offering of approximately $241.9 million, or approximately $278.3 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to contribute the net proceeds of this offering to our operating partnership in exchange for OP Units in our operating partnership, and our operating partnership intends use the net proceeds received from us as described below:

• approximately $138 million to repay borrowings under our unsecured credit facility; and

• the balance for general corporate and working capital purposes, funding possible future acquisitions, including a portion of the pending acquisitions, and development activities.

Borrowings under our unsecured credit facility bear interest on the outstanding principal amount at a rate equal to LIBOR plus 1.50% to 2.20%, depending on our consolidated leverage ratio. In addition, our unsecured credit facility includes an unused fee equal to 0.15% or 0.25% per annum, which is determined by usage under the terms of the unsecured credit facility.  At September 30, 2014, the interest rate under our unsecured credit facility was 1.65%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Third Quarter 2014 10-Q, which is incorporated herein by reference.

Pending application of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

CAPITALIZATION

The following table sets forth (i) our historical capitalization, and (ii) our historical capitalization on an as adjusted basis to (a) give effect to this offering and (b) the use of net proceeds as set forth in “Use of Proceeds”.  You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our 2013 10-K and our Third Quarter 2014 10-Q, each of which is incorporated herein by reference.

	As of September 30, 2014
	Historical		As Adjusted
	(In thousands, except share amounts)
Debt	$153,420	(2)	$15,420	(2)
Equity:
Common shares, $0.01 par value per share, 500,000,000 shares authorized, 45,376,115 shares issued and outstanding; 60,376,115 shares issued and outstanding on an as adjusted basis(1)	453		603
Additional paid in capital	511,500		778,357
Accumulated deficit	(37,674)		(37,674)
Non-controlling interests	61,385		36,304
Total equity	535,664		777,590
Total capitalization	$689,084		$793,010

(1)                                 As adjusted common shares outstanding include 15,000,000 common shares to be issued in this offering but exclude (i) up to 2,250,000 common shares issuable upon exercise of the underwriters’ option to purchase additional shares, (ii) the 2,005,101 common shares issued by the Trust on October 1, 2014 to certain limited partners, including each of the Ziegler Funds, in connection with their exercise of their respective redemption rights, (iii) the 3,576,010 common shares that were issued during the quarterly period ended December 31, 2014 and in 2015 through the date of this prospectus supplement pursuant to the ATM Program, (iv) 55,680 performance-based restricted stock units at target level granted to our officers in 2014 under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (v) 1,994,561 common shares available for future issuance under our 2013 Equity Incentive Plan, (vi) 3,175,252 common shares that may be issued, at our option, upon redemption of outstanding OP Units not held by us, or (vii) OP Units which may be issuable in connection with the closing of each of the following: Methodist Sports Medicine, St. Vincent - Naab and the Minneapolis Portfolio. The OP Units may, subject to holding period requirements and other limits in the operating partnership agreement, be redeemed at the option of the holder for cash or, at our option, for common shares on a one-for-one basis.

(2)                                 As of the date of this prospectus supplement, we have incurred approximately $68 million of additional debt after September 30, 2014 in connection with our property acquisition activity.

DILUTION

Purchasers of our common shares in this offering will experience an immediate and substantial dilution of the net tangible book value of our common shares from the public offering price. At September 30, 2014, we had a combined net tangible book value of approximately $481.0 million, or $9.41 per common share, assuming the redemption of all outstanding OP Units (other than OP Units held by us) for our common shares on a one-for-one basis. Assuming a public offering price of $16.90 per share in this offering, which was the last reported sale price of our common shares on the NYSE on January 13, 2015 and after giving effect to the expected use of the net proceeds as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value at September 30, 2014 attributable to common shareholders would have been approximately $722.7 million, or $10.93 per common share. This amount represents an immediate increase in net tangible book value of $1.52 per share to the prior investors and an immediate dilution in pro forma net tangible book value of $5.97 per share from the public offering price of $16.90 per share of our common shares to new public investors. See “Risk Factors—Risks Related to this Offering—You will experience immediate and material dilution in connection with the purchase of our common shares in this offering.” The following table illustrates this per share dilution:

Assumed public offering price per share(1)		$16.90
Net tangible book value per common share before this offering(2)	$9.41
Increase in pro forma net tangible book value per common share after this offering(3)	$1.52

Pro forma net tangible book value per common share after this offering(4)		$10.93

Dilution in pro forma net tangible book value per common share to new investors(5)		$5.97

(1)                                 Assumes a public offering price per share of $16.90, which was the last reported sale price of our common shares on the NYSE on January 13, 2015.

(2)                                 Net tangible book value per common share before this offering is determined by dividing the net tangible book value based on September 30, 2014 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities assumed, excluding acquired below-market leases) by the number of common shares outstanding immediately before this offering, assuming the exchange for common shares on a one-for-one basis of all outstanding OP Units.

(3)                                 The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per common share before this offering (see note (2) above) from (b) the pro forma net tangible book value per common share after this offering (see note (4) below).

(4)                                 Based on pro forma net tangible book value of approximately $722.7 million divided by 66,117,305 common shares and OP Units to be outstanding after this offering (excluding OP Units held by us), not including (a) up to 2,250,000 common shares issuable upon the exercise of the underwriters’ option to purchase additional shares, (b) the 2,005,101 common shares issued by the Trust on October 1, 2014 to certain limited partners, including each of the Ziegler Funds, in connection with their exercise of their respective redemption rights, (c) the 3,576,010 common shares that were issued during the quarterly period ended December 31, 2014 and in 2015 through the date of this prospectus supplement pursuant to the ATM Program, (d) 55,680 performance-based restricted stock units at target level granted to our officers in 2014 under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (e) 1,994,561 common shares available for future issuance under our 2013 Equity Incentive Plan, (f) 3,175,252 common shares that may be issued, at our option, upon redemption of outstanding OP Units not held by us, or (g) OP Units which may be issuable in connection with the closing of each of the following: Methodist Sports Medicine, St. Vincent - Naab and the Minneapolis Portfolio.

(5)                                 Dilution is determined by subtracting pro forma net tangible book value per common share after this offering from the assumed public offering price paid by a new investor for a common share in this offering.

OUR INDUSTRY AND MARKET OPPORTUNITY

The nature of healthcare delivery continues to evolve due to the impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased pressure on these providers to integrate more efficient real estate solutions in order enhance the delivery of quality healthcare. In particular, we believe the following factors and trends are creating an attractive environment in which to invest in healthcare properties.

• $2.8 Trillion Healthcare Industry Projected to Grow to $5.2 Trillion (and 19.3% of U.S. G.D.P.) by 2023

According to the U.S. Department of Health and Human Services, or HHS, healthcare spending accounted for 17.2% of U.S. gross domestic product, or GDP, in 2012. The general aging of the population, driven by the Baby Boomer generation and advances in medical technology and services which increase life expectancy, are key drivers of the growth in healthcare expenditures. The anticipated continuing increase in demand for healthcare services, together with an evolving complex and costly regulatory environment, changes in medical technology and reductions in government reimbursements are expected to pressure capital-constrained healthcare providers to find cost effective solutions for their real estate needs.

We believe the demand by healthcare providers for healthcare real estate will increase as health spending in the United States continues to increase. According to the Centers for Medicare & Medicaid Services’ National Health Expenditure Projections 2013-2023, national healthcare expenditures continue to rise and are projected to grow from an estimated $2.8 trillion in 2012 to $5.2 trillion by 2023 representing an average annual rate of growth of 5.7%, reaching a projected 19.3% of GDP in 2023.

Source: Centers for Medicare & Medicaid Services, Office of the Actuary

• Aging Population

The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. According to the U.S. Census Bureau, the U.S. population over 65 years of age is projected to more than double from 40.4 million to nearly 98.2 million and the 85 and older population is expected to more than triple, from 5.5 million to 19.7 million, between 2010 and 2060. Also according to the U.S. Census Bureau, the number of older Americans is growing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 13.1% of the total U.S. population in 2010 and projected to grow to 23.4% by 2060.

We believe that healthcare expenditures for the population over 65 years of age will continue to rise as a disproportionate share of healthcare dollars is spent on older Americans. We believe the older population group increasingly will require treatment and management of chronic and acute health ailments and that this increased demand for healthcare services will create a substantial need for additional medical office buildings and other facilities that serve the healthcare industry in many regions of the United States. Additionally, we believe there will likely be a focus on lowering the cost of outpatient care to support the aging U.S. population, which will continue to support medical office and outpatient facility property demand in the long term. We believe these trends will result in a substantial increase in the number of quality properties meeting our investment criteria.

We believe advances in medical technology will continue to enable healthcare providers to identify and treat once fatal illnesses and improve the survival rate of critically ill and injured patients who will require continuing medical care. Along with these technical innovations, the U.S. population is growing older and living longer.

Projected U.S. Population Aged 65+ (1960-2060)

Source: U.S. Census Bureau

• Affordable Care Act (Estimated 30 Million More Insured by 2020 and Increased Market Certainty)

The Affordable Care Act constitutes a significant overhaul of many aspects of healthcare regulations and health insurance. We believe this evolution of U.S. health care policy creates the framework for healthcare services over the near term. The Affordable Care Act requires every American to have health insurance or be subjected to a tax. Those who cannot afford health insurance are offered insurance subsidies or Medicaid coverage. The U.S. Census Bureau estimates that approximately 50 million Americans did not have healthcare insurance in 2009. HHS predicts the Affordable Care Act will result in an additional 30 million Americans having healthcare insurance by 2020, which we believe will substantially increase the demand for healthcare services.

We believe the increase in the number of Americans with access to health insurance will result in an increase in physician office visits and an overall rise in healthcare utilization which in turn will drive a need for expansion of medical, outpatient, and smaller specialty hospital facilities. Additionally, the increased dissemination of health research through media outlets, marketing of healthcare products, and availability of advanced screening techniques and medical procedures have contributed to a more engaged population of healthcare users. This has created increased demand for customized facilities providing specialized, preventive and integrative healthcare services.

The Affordable Care Act further contains provisions which are designed to lower reimbursement amounts under Medicare and tie reimbursement levels to the quality of services provided. We believe these and other provisions of the Affordable Care Act will increase the pressure on healthcare providers to become more efficient in their business models, invest capital in their businesses, lower costs and improve the quality of care, which in turn will drive health care systems to monetize their real estate assets and create demand for new, modern and specialized facilities.

• Clinical Care Continues to Shift to Outpatient Care

According to the American Hospital Association, procedures traditionally performed in hospitals, such as certain types of surgery, are increasingly moving to outpatient facilities driven by advances in clinical science, shifting consumer preferences, limited or inefficient space in existing hospitals and lower costs in the outpatient environment. This continuing shift toward delivering healthcare services in an outpatient environment rather than a traditional hospital environment increases the need for additional outpatient facilities and smaller, more specialized and efficient hospitals. Studies by the Medicare Payment Advisory Commission and others have shown that healthcare is delivered more cost effectively and with higher patient satisfaction when it is provided on an outpatient basis. Increasingly, hospital admissions are reserved for the critically ill, and less critical patients are treated on an outpatient basis with recuperation in their own homes. We believe the recently enacted Affordable Care Act and health care market trends toward outpatient care will continue to push health care services out of larger, older, inefficient hospitals and into newer, more efficient and conveniently located outpatient facilities and smaller specialized hospitals. We believe that increased specialization within the medical field is also driving demand for medical facilities designed specifically for particular specialties and that physicians want to locate their practices in medical office space that is in or adjacent to these facilities.

• Physician Employment by Healthcare Delivery System Trend Improves Credit

According to a survey by Accenture, the total number of physicians is growing and the number and percentage of physicians employed by healthcare delivery systems and by large physician groups has increased in recent years, and this increase is expected to accelerate due to, among other factors, declining physician reimbursement and the increasing costs of practice due to changes under the Affordable Care Act, other healthcare regulations, expensive information technology and malpractice insurance.

According to the Accenture survey, U.S. physicians are continuing to seek to sell their private practices and seek employment with healthcare delivery systems. At the same time, hospitals are determining how to retain and recruit an appropriate mix of physicians, especially in high-growth practices such as cardiovascular care, orthopedics and oncology. We believe patients will increasingly move to large healthcare delivery systems, as opposed to the current trend of visiting doctors in private, small practice setting.

Also according to the Accenture survey, the rate of independent physicians employed by healthcare delivery systems will grow by an annual five percent over three years.

Employed or Affiliated Physicians As a Percent of Total Physicians(1)
Projected Change, 2000 - 2013 (000s)

(1)           Estimated

Sources: Accenture Analysis, MGMA American Medical Association

Additionally, we believe healthcare delivery systems will continue to consolidate in an effort to secure or expand market share, gain access to capital and achieve various economies of scale. Historically, this consolidation has been in the form of the expansion of investor-owned health systems through acquisitions or the merger of two or more tax-exempt health systems. Recently, new participants, such as private equity firms, have acquired hospital assets and invested capital in existing tax-exempt organizations. We believe the continuing trends in hospital systems’ consolidation will accelerate the integration of physician practice groups and other clinicians with larger healthcare delivery systems and that accessing capital will continue to be a major area of focus for healthcare organizations, both in the short and long term. We believe physician employment by healthcare delivery systems and large group practices increases the demand for efficient real estate solutions and can lead to an improvement in the credit quality of our physician tenants and target physician tenants.

OUR BUSINESS AND PROPERTIES

Overview

We are a self-managed healthcare real estate company organized in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in healthcare related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to invest in stabilized medical facility assets with initial cash yields of 6% to 10%. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

We have entered into an unsecured credit facility in the maximum principal amount of $400 million and intend to use borrowings under the facility to finance future acquisitions and developments, fund tenant improvements, leasing commissions to third parties, capital expenditures, provide for working capital and for other general corporate purposes. in connection with an unsecured credit facility. The unsecured credit facility includes a swingline loan commitment for up to 10% of the maximum principal amount and provides an accordion feature allowing us to increase borrowing capacity by up to an additional $350 million, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750 million. As of December 31, 2014, we had approximately $78.1 million of mortgage indebtedness outstanding secured by first mortgages on certain of our properties and $138 million outstanding borrowings under our unsecured credit facility.

As of December 31, 2014, our portfolio consisted of 87 properties located in 18 states with approximately 3,100,470 net leasable square feet, which were approximately 94.7% leased with a weighted average remaining lease term of approximately 9.6 years and approximately 76% of the net leasable square footage of our portfolio was affiliated with a healthcare delivery system or located within approximately 1/4 mile of a hospital campus.

We receive a cash rental stream from these healthcare providers under our leases. Approximately 81.8% of the annualized base rent payments from our properties as of December 31, 2014 are from triple net leases, pursuant to which the tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides more predictable cash flow. We seek to structure our triple net leases to generate attractive returns on a long-term basis. Our leases typically have initial terms of five to 15 years and include annual rent escalators of approximately 2%. Our operating results depend significantly upon the ability of our tenants to make required rental payments. We believe that our portfolio of medical office buildings and other healthcare facilities will enable us to generate stable cash flows over time because of the diversity of our tenants, staggered lease expiration schedule, long-term leases, and low historical occurrence of tenants defaulting under their leases. As of December 31, 2014, leases representing a percentage of our portfolio on the basis of leasable square feet will expire as follows:

Year	Portfolio Lease Expirations
2015	3.0%
2016	3.5%
2017	2.2%
2018	5.9%
2019	5.6%
2020	1.6%
2021	2.3%
2022	3.5%
2023	6.3%
2024	17.4%
Thereafter	43.1%

We completed our IPO in July 2013, pursuant to which we issued an aggregate of 11,753,597 common shares, including shares issued upon exercise of the underwriters’ overallotment option, and received approximately $123.8 million of net proceeds. We contributed the net proceeds of the IPO to our operating partnership in exchange for 11,753,597 OP Units. Simultaneously with the closing of our IPO, we completed a series of related formation transactions pursuant to which we acquired 19 medical office buildings located in ten states with approximately 524,048 net leasable square feet in exchange for 2,744,000 OP Units, and the assumption of approximately $84.3 million of debt related to such properties. We used the net proceeds of the IPO to repay approximately $36.9 million of such debt, to purchase the 50% interest in the Arrowhead Common property not owned by the Ziegler Funds for approximately $850,000, after which we became the 100% owner of that property, and to pay certain expenses related to the assumption of debt and our former senior secured revolving credit facility. In addition, at the completion of the IPO, we entered into a shared services agreement with B.C. Ziegler & Company (“Ziegler”) pursuant to which Ziegler provides office space, IT support, accounting support and other services to us in exchange for an annual fee.

Following completion of our IPO and related formation transactions through December 31, 2013, we completed the acquisitions of eight healthcare properties located in six states containing an aggregate of 377,295 net leasable square feet for an aggregate of approximately $136.4 million using proceeds from the IPO, borrowings under our former senior secured revolving credit facility and issuance of OP units. One of the eight healthcare property acquisitions was the Crescent City Surgical Centre in New Orleans, Louisiana, which was acquired in September 2013 for approximately $37.5 million. As partial payment of the purchase price for the property, we issued an aggregate of 954,877 OP Units to the sellers of that property valued at approximately $11.5 million (based on the average three-day closing price of our common shares on the NYSE prior to closing). Also, during 2013, we acquired approximately 40% and 35% of the joint venture interests we did not own with respect to two of our existing properties, which resulted in our 100% ownership of those properties.

On December 11, 2013, we completed a follow-on public offering of 9,545,000 common shares of beneficial interest, including 1,245,000 shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to us of approximately $103.1 million. We contributed the net proceeds of this offering to our operating partnership in exchange for OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our former senior secured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

During the quarterly period ended March 31, 2014, we completed seven acquisitions of 13 healthcare properties located in five states containing an aggregate of 550,670 net leasable square feet for an aggregate of approximately $147.4 million using proceeds from our December 2013 public offering, borrowings under our former senior secured revolving credit facility and mortgage financing on existing properties. Also, we completed the acquisition of a 40% ownership interest in the entity that owns the land under Crescent City Surgical Centre for $1.3 million on February 21, 2014. Such land is leased to us pursuant to a long-term ground lease.

On May 27, 2014, we completed a follow-on public offering of 12,650,000 common shares of beneficial interest, including 1,650,000 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to us of approximately $149.9 million. We contributed the net proceeds of this offering to our operating partnership in exchange for OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our former senior secured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

During the quarterly period ended June 30, 2014, we completed eight acquisitions of nine healthcare properties located in five states containing an aggregate of 279,056 net leasable square feet for an aggregate of approximately $73.6 million using proceeds from our December 2013 and May 2014 public offerings, borrowings under former our former senior secured revolving credit facility and mortgage financing on existing properties. One of the eight healthcare property acquisitions was the Carmel Medical Pavilion in Carmel, Indiana, which was acquired in May 2014 for approximately $4.7 million. As partial payment of the purchase price for the property, we issued 96,099 OP Units to the sellers, which comprised approximately $1.3 million portion of the purchase price for the property.  Another of the eight healthcare property acquisitions was the Mississippi Sports Medicine and Orthopaedics Center in Jackson, Mississippi, which was acquired in May 2014 for approximately $16.7 million. As partial payment of the purchase price for the property, we issued 147,659 OP Units to the sellers, which comprised approximately $1.9 million portion of the purchase price for the property.

On September 12, 2014, we completed a follow-on public offering of 10,925,000 common shares of beneficial interest, including 1,425,000 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to us of approximately $145.7 million. We contributed the net proceeds of this offering to our operating partnership in exchange for 10,925,000 OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our senior secured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

During the quarterly period ended September 30, 2014, we completed 11 acquisitions of 16 healthcare properties located in six states containing an aggregate of 795,139 net leasable square feet for an aggregate of approximately $226.2 million using proceeds from our May 2014 and September 2014 public offerings, borrowings under our former senior secured revolving credit facility and borrowings under our unsecured credit facility.  The operating partnership partially funded the purchase price of three of the 11 healthcare property acquisitions by issuing 1,798,555 OP Units valued at approximately $25.5 million in the aggregate on the date of issuance.

During the quarterly period ended December 31, 2014, we completed six acquisitions of 23 healthcare properties located in seven states containing an aggregate of 575,519 net leasable square feet for an aggregate of approximately $96.2 million as summarized below:

Property(1)	Location	Acquisition Date	Square Footage	Purchase Price (in thousands)
PinnacleHealth Portfolio 5 MOBs	Harrisburg, PA	10/29/2014	117,765	$23,100
Columbus Regional Hospital System Portfolio 12 MOBs	Columbus, Georgia; Phenix City, Alabama	11/20/2014	273,396	$27,997
Middletown Medical 2 MOBs	Middletown, NY	11/26/2014	35,426	$14,399
Danville on Fairchild	Danville, IL	11/26/2014	46,663	$10,300
Napolean Medical Building MOB	New Orleans, LA	12/18/2014	65,775	$10,500
West Tennessee Bone & Joint 1 MOB 1 ASC	Jackson, TN	12/30/2014	36,494	$9,936
Total			575,519	$96,232

(1) “MOB” means medical office building and “ASC” means ambulatory surgical center.

Also during the quarterly period ended December 31, 2014, we made an $8.6 million term loan to fund the renovations and additions of two re-purposed buildings in Jacksonville, Florida. Upon completion of the expansion and renovations, the properties will be approximately 40,000 square feet in the aggregate. Upon completion of the construction of the buildings and them becoming fully occupied, which we expect to occur in the second half of 2015, we have the option to purchase the buildings. The term loan accrues interest at a rate of 9%, which will be credited to the purchase price if we exercise our option. The medical office building is 38,000 square feet and the purchase price is approximately $10 million.

All of the investments made during the quarterly period ended December 31, 2014 utilized proceeds from our September 2014 follow-on public offering, proceeds from the ATM Program and borrowings under our unsecured credit facility.

We have grown our portfolio of gross real estate investments from approximately $124 million at the time of our IPO in July 2013 to approximately $816 million as of December 31, 2014.

Our Objectives and Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental revenue and cash flow that generate reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants’ real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental revenue and cash flow.

We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities that provide stable revenue growth and predictable long-term cash flows. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction commences. We seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We focus our investment activity on the following types of healthcare properties:

•      medical office buildings;

•      outpatient treatment and diagnostic facilities;

•      physician group practice clinics;

•      ambulatory surgery centers;

•      specialty hospitals and treatment centers;

•      acute care hospitals; and

•      post-acute care hospitals and long-term care facilities.

We may opportunistically invest in life science facilities, assisted living and independent senior living facilities and in the longer term, senior housing properties, including skilled nursing. Consistent with our intent to qualify as a REIT, we may also opportunistically invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with RIDEA.

In connection with our review and consideration of healthcare real estate investment opportunities, we generally take into account a variety of market considerations, including:

•      whether the property is anchored by a financially-sound healthcare delivery system or whether tenants have a strong affiliation to a healthcare delivery system;

•      the performance of the local healthcare delivery system and its future prospects;

•      property location, with a particular emphasis on proximity to healthcare delivery systems;

•      demand for medical office buildings and healthcare related facilities, current and future supply of competing properties, and occupancy and rental rates in the market;

•      population density and growth potential;

•      ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated investment opportunities; and

•      existing and potential competition from other healthcare real estate owners and operators.

Our Management Team

Our senior executive officers have extensive experience investing in and developing healthcare related real estate through several real estate, credit and healthcare cycles. John Thomas, our President and Chief Executive Officer, most recently served as Executive Vice President-Medical Facilities Group of Health Care REIT (NYSE: HCN) where he was responsible for managing over $5 billion of medical facilities and oversaw the acquisition and development of medical properties valued in excess of $2.5 billion from 2009 to 2012. Prior to Health Care REIT, Mr. Thomas held senior healthcare executive management positions with the Sisters of Mercy Health System of St. Louis, Inc. and Baylor Health Care System. Mr. Thomas’s experience includes managing medical office, outpatient care facilities, hospitals and research life science facilities. John Sweet, our Executive Vice President and Chief Investment Officer, established and managed the Ziegler Funds, whose properties we acquired in our formation transactions. Prior to re-joining Ziegler in 2005 to create the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publicly-held healthcare REIT which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent its initial public offering joined the company as the Vice-President—Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. Jeffrey Theiler, who joined us as our Executive Vice President and Chief Financial Officer, effective July 7, 2014, has served as an Equity Research Analyst at Green Street Advisors, Inc. since January 2010 and prior to that served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and worked in the Real Estate Investment Banking Division of Lehman Brothers. John Lucey, our Senior Vice President—Principal Accounting and Reporting Officer, has more than 20 years of public company financial experience, of which more than 10 of those years have been in the senior living healthcare industry. From 2005 to 2013, Mr. Lucey served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: ALC), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. From 2005 until completion of our IPO, Mark Theine, our Senior Vice President of Asset and Investment Management, was the senior asset manager for the properties we acquired from the Ziegler Funds.

We believe our management team’s long established, trusted relationships with physicians, hospitals and healthcare delivery system decision makers, provides to us and our shareholders a competitive advantage in sourcing attractive investment opportunities and growth opportunities. Our management team and trustees also have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect our investment decisions and management.

Competitive Strengths

We believe our management team’s extensive public REIT and healthcare experience distinguishes us from many other real estate companies, both public and private. Specifically, our company’s competitive strengths include, among others:

•                  Strong Relationships with Physicians and Healthcare Delivery Systems. We believe our management team has developed a reputation among physicians, hospitals and healthcare delivery system decision makers of accessibility, reliability and trustworthiness. We believe this will result in attractive investment opportunities for us and high tenant satisfaction, leading to high occupancy rates, tenant retention and increasing cash flow from our properties.

•                  Experienced Senior Management Team. Our senior management team has over 50 years of healthcare delivery system executive and related experience in healthcare real estate, finance, law, policy and clinical business development. Our management team’s experience providing full service real estate solutions for the healthcare industry gives us a deep understanding of the dynamics and intricacies associated with insurance reimbursement practices, government regulation, cross-referrals, clinical interdependencies and patient behaviors. These same factors drive the profitability of the healthcare delivery systems with whom we will be strategically aligned.

•                  Investment Focus. We believe that healthcare-related real estate rents and valuations are less susceptible to changes in the general economy than many other types of commercial real estate due to demographic trends and the need-based rise in healthcare expenditures, even during economic downturns. For this reason, we believe healthcare-related real estate investments could potentially offer a more stable return to investors when compared to other types of real estate investments.

•                  Nimble Management Execution. We expect to focus on individual investment opportunities of $25 million or less in off market or lightly marketed transactions, with few transactions exceeding $50 million. We established our company to identify and execute on these types and size of transactions efficiently, which we believe provides us an advantage over other healthcare real estate investors, such as the larger health care REITs, that focus on larger properties or portfolios in more competitively marketed investment opportunities.

•                  Access to State and Federal Healthcare Policy Makers. Our management team and Trustees have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect the investment decisions and management of the company.

•                  Strong Healthcare Delivery System Affiliation and Diverse Medical Tenant Base. As of December 31, 2014, approximately 57% of the net leasable square footage of our properties is affiliated with a healthcare delivery system and approximately 52% of the net leasable square footage of our properties is located within approximately 1/4 mile of a hospital campus. We believe that a healthcare delivery system—anchored property with a diversified, clinically interdependent tenant mix—is important to the success of any healthcare facility, and our management team’s understanding of the dynamics associated with tenant mix and clinical interdependency will be a key to our success. As of December 31, 2014, the leases for our properties have a weighted—average remaining lease term of approximately 9.6 years and only 8.7% of our annualized rent expires over the following three years.

Properties

The table below sets forth certain information regarding the 87 properties in our portfolio as of December 31, 2014:

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
									INITIAL PROPERTIES (2)
Arrowhead Commons	Medical Office Building	Phoenix, AZ	2004	100.0%	12,800	85%	$260,968	$23.99	N/A	Paseo Family Physicians
Aurora Medical Office Building	Medical Office Building	Green Bay, WI	2010	100.0%	9,112	100.0%	$191,352	$21.00	Aurora Health Care	Aurora Health Care
Austell Medical Office Building	Medical Office Building	Atlanta, GA	1971	100.0%	14,598	78.5%	$182,571	$15.93	Northside Hospital	Northside Hospital
Canton Medical Office Building	Medical Office Building	Atlanta, GA	1994	50.0%	38,098	100.0%	$817,202	$21.45	Northside Hospital	Northside Hospital
Decatur Medical Office Building	Medical Office Building	Atlanta, GA	1974	100.0%	13,300	100.0%	$356,849	$26.83	N/A	Georgia Urology, P.A.
El Paso Medical Office Building	Medical Office Building	El Paso, TX	1987	100.0%	21,777	100.0%	$373,700	$17.16	HCA	HCA—Del Sol Medical Center
Farmington Professional Pavilion	Medical Office Building	Detroit, MI	1972	100.0%	21,338	57.5%	$188,979	$15.39	Botsford Hospital	Botsford Hospital, Farmington Dermatology
Firehouse Square	Medical Office Building	Milwaukee, WI	2002	100.0%	17,265	100.0%	$392,760	$22.75	Aurora Health Care	Aurora Health Care

Hackley Medical Center	Medical Office Building	Grand Rapids, MI	1968	100.0%	44,089	85.9%	$677,908	$17.90	Trinity Health	Hackley Hospital, Port City Pediatrics
Ingham Regional Medical Center	Medical Office Building	Lansing, MI	1994	100.0%	26,783	0.0%	—	$—	N/A	N/A
MeadowView Professional Center	Medical Office Building	Kingsport, TN	2005	100.0%	64,200	100.0%	$1,483,211	$23.10	Holston Medical Group	Holston Medical Group
Mid Coast Hospital Medical Office Building	Medical Office Building	Portland, ME	2008	66.3%	44,677	100.0%	$1,205,031	$26.97	Mid Coast Hospital	Mid Coast Hospital
New Albany Professional Building	Medical Office Building	Columbus, OH	2000	100.0%	17,213	75.1%	$119,245	$9.22	N/A	Rainbow Pediatrics
Northpark Trail	Medical Office Building	Atlanta, GA	2001	100.0%	14,223	37.4%	$66,482	$12.48	N/A	Georgia Urology, P.A.
Remington Medical Commons	Medical Office Building	Chicago, IL	2008	100.0%	37,240	78.1%	$704,731	$24.24	Adventist	Fresenius Dialysis, Gateway Spine and Pain
Stonecreek Family Health Center	Medical Office Building	Columbus, OH	1996	100.0%	20,329	0.0%	—	$—	N/A	N/A
Summit Healthplex	Medical Office Building	Atlanta, GA	2002	100.0%	67,333	100.0%	$1,860,119	$27.63	Piedmont	Georgia Bone and Joint, Piedmont Hospital
Valley West Hospital Medical Office Building	Medical Office Building	Chicago, IL	2007	100.0%	38,415	96.9%	$775,286	$20.83	Kish Health System	Valley West Hospital, Midwest Orthopedics
INITIAL PROPERTIES TOTAL/WEIGHTED AVERAGE					522,790	82.8%	$9,656,394	$22.31

Completed Acquisitions Since the IPO (3)
21st Century Radiation Oncology Centers — Sarasota	Medical Office Building	Sarasota, FL	2012	100.0%	21,400	100.0%	$660,476	$30.86	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers - Venice	Medical Office Building	Venice, FL	2011	100.0%	10,100	100.0%	$345,052	$34.16	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers - Engelwood	Medical Office Building	Engelwood, FL	2009	100.0%	7,000	100.0%	$212,574	$30.37	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers — Port Charlotte	Medical Office Building	Port Charlotte, FL	2004	100.0%	8,395	100.0%	$254,936	$30.37	21st Century Oncology	21st Century Oncology
Central Ohio Neurosurgical Surgeons Medical Office	Medical Office Building	Columbus, OH	2007	100.0%	38,891	100.0%	$818,035	$21.03	N/A	CONS
Crescent City Surgical Centre	Hospital	New Orleans, LA	2010	100.0%	60,000	100.0%	$3,090,000	$51.5	Crescent City Surgical Centre	Crescent City Surgical Centre
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2007	100.0%	17,733	100.0%	$402,606	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Jackson, GA	2006	100.0%	14,269	100.0%	$323,960	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Conyers, GA	2008	100.0%	18,014	100.0%	$408,986	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2010	100.0%	18,695	100.0%	$424,447	$22.70	N/A	Eagles Landing Family Practice
East El Paso Medical Office Building	Medical Office Building	El Paso, TX	2004	99.0%	41,007	100.0%	$591,321	$14.42	Foundation Healthcare Inc.	EEPPMC Partners, LLC
East El Paso Surgical Hospital	Hospital	El Paso, TX	2004	99.0%	77,000	100.0%	$3,380,848	$43.91	Foundation Healthcare Inc.	East El Paso Physicians Medical Center, LLC
Foundation San Antonio Surgical Hospital	Hospital	San Antonio, TX	2007	100.0%	45,955	100.0%	$2,300,000	$50.05	Foundation Healthcare Inc.	Foundation Bariatric Hospital of San Antonio, L.L.C
Foundation San Antonio Healthplex	Medical Office Building	San Antonio, TX	2007	100.0%	22,832	100.0%	$601,835	$26.36	Foundation Healthcare Inc.	Foundation Healthcare Inc.
Foundation Surgical Affiliates Medical Office Building	Medical Office Building	Oklahoma City, OK	2004	99.0%	52,000	100.0%	$1,272,960	$24.48	Foundation Healthcare Inc.	Foundation Surgical Affiliates
Great Falls Ambulatory Surgery Center	Medical Office Building	Great Falls, MT	1999	100.0%	12,636	100.0%	$345,862	$27.37	N/A	Great Falls Clinic Surgery Center LLC
LifeCare LTACH — Fort Worth	Post-Acute Hospital	Fort Worth, TX	1985	100.0%	80,000	100.0%	$2,200,000	$27.50	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare LTACH — Pittsburgh	Post-Acute Hospital	Pittsburgh, PA	1987	100.0%	154,910	100.0%	$1,040,000	$6.71	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare Plano LTACH	Post-Acute Hospital	Plano, TX	1987	100.0%	75,442	100.0%	$1,457,063	$19.31	LifeCare Hospitals	LifeCare Holdings, LLC
Peachtree Dunwoody Medical Center	Medical Office Building	Atlanta, GA	1987	100.0%	131,368	94.7%	$3,736,702	$30.04	Northside	Northside Hospital

Pensacola Medical Office Building	Medical Office Building	Pensacola, FL	2012	100.0%	20,319	100.0%	$609,269	$29.99	N/A	N/A
South Bend Orthopaedics Medical Office Building	Medical Office Building	Mishawaka, IN	2007	100.0%	45,198	100.0%	$1,195,139	$26.44	N/A	South Bend Orthopaedics
PinnacleHealth Medical Office Building	Medical Office Building	Harrisburg, PA	1990	100.0%	27,601	100.0%	$614,006	$22.25	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Pinnacle Health Medical Office Building	Medical Office Building	Carlisle, PA	2002	100.0%	10,485	100.0%	$265,301	$25.30	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Grenada Medical Complex	Medical Office Building	Grenada, MS	1975	100.0%	52,941	94.7%	$1,071,401	$21.37	N/A	N/A
Mississippi Ortho Medical Office Building	Medical Office Building	Jackson, MS	1987	100.0%	44,269	100%	$1,319,076	$29.80	N/A	N/A
Carmel Medical Pavilion	Medical Office Building	Carmel, IN	1993	100.0%	28,572	100.0%	$349,798	$12.24	St. Vincent’s	St. Vincent’s
Renaissance Ambulatory Surgery Center	Medical Office Building	Oshkosh, WI	2007	100.0%	24,622	100.0%	$703,137	$28.56	ThedaCare	ThedaCare
Presbyterian Medical Plaza	Medical Office Building	Munroe, NC	2008	100.0%	29,422	100.0%	$611,362	$20.78	Novant	Novant
Summit Urology	Medical Office Building	Bloomington, IN	1996	100.0%	15,946	100.0%	$386,416	$24.23	N/A	Surgicare, LLC
500 Landmark	Medical Office Building	Bloomington, IN	2000	100.0%	65,000	100.0%	$1,319,833	$20.31	N/A	Premier Healthcare
550 Landmark	Medical Office Building	Bloomington, IN	2000	100.0%	15,000	100.0%	$280,571	$18.70	N/A	Premier Healthcare
574 Landmark	Medical Office Building	Bloomington, IN	2004	100.0%	10,000	100.0%	$187,356	$18.74	N/A	Premier Healthcare
Carlisle II MOB	Medical Office Building	Carlisle, PA	1996	100.0%	13,245	100.0%	$250,814	$18.94	Carlisle Regional Medical Center	Carlisle Regional Medical Center
Surgical Institute of Monroe	Medical Office Building	Monroe, MI	2010	100.0%	24,500	100.0%	$479,955	$19.59	ProMedica	The Surgical Institute of Monroe Ambulatory Surgery Center
The Oaks @ Lady Lake	Medical Office Building	Lady Lake, FL	2011	100.0%	27,992	100.0%	$741,143	$26.48	Munroe Regional Health System	Munroe Regional Health System
Mansfield ASC	Medical Office Building	Mansfield, TX	2010	100.0%	15,662	100.0%	$632,904	$40.41	N/A	Baylor Surgicare
Eye Center of Southern Indiana	Medical Office Building	Bloomington, IN	1995	100.0%	32,096	100.0%	$882,640	$27.50	N/A	Eye Center of Southern Indiana
Wayne State	Medical Office Building	Troy, MI	1986	100.0%	176,000	100.0%	$3,168,181	$18.00	Wayne State University Physician Group	Wayne State University Physician Group
Zangmeister	Medical Office Building	Columbus, OH	2007	100.0%	109,667	100.0%	$2,554,909	$23.30		Mid Ohio Oncology
Ortho One - Columbus	Medical Office Building	Columbus, OH	2009	100.0%	75,873	100.0%	$1,463,912	$19.29	N/A	Orthopedic One
Ortho One - Westerville	Medical Office Building	Columbus, OH	2007	100.0%	19,876	100.0%	$381,619	$19.20	N/A	Orthopedic ONe
Berger Medical Center	Medical Office Building	Columbus, OH	2007	100.0%	31,528	77.7%	$508,823	$20.78	Berger Hospital	Berger Hospital
El Paso - Lee Trevino	Medical Office Building	El Paso, TX	1983	100.0%	75,484	92.8%	$1,092,021	$15.59	N/A	EPOSG Clinic
El Paso - Murchison	Hospital	El Paso, TX	1970	100.0%	86,971	100.0%	$2,309,702	$26.56	N/A	El Paso Specialty Hospital, EPOSG Clinic
El Paso - Kenworthy	Medical Office Building	El Paso, TX	1983	100.0%	16,245	73.6%	$456,512	$38.19	N/A	EPOSG Clinic
Pinnacle - 32 Northeast	Medical Office Building	Harrisburg, PA	1994	100.0%	19,110	100.0%	$364,327	$19.06	Pinnacle Health Systems	Pinnacle Health Systems
Pinnacle - 4518 Union Deposit	Medical Office Building	Harrisburg, PA	2000	100.0%	39,009	89.5%	$650,809	$18.64	Pinnacle Health Systems	Pinnacle Health Systems
Pinnacle - 4520 Union Deposit	Medical Office Building	Harrisburg, PA	1997	100.0%	10,200	100.0%	$162,194	$15.90	Pinnacle Health Systems	Tristan Associates
Pinnacle - 240 Grandview	Medical Office Building	Harrisburg, PA	1980	100.0%	19,446	100.0%	$370,497	$19.05	Pinnacle Health Systems	Pinnacle Health Systems
Pinnacle - Market Place Way	Medical Office Building	Harrisburg, PA	2004	100.0%	30,000	100.0%	$331,818	$11.06	Pinnacle Health Systems	Pinnacle Health Systems

CRHS - 2000 10th Avenue	Medical Office Building	Columbus, GA	1989	100.0%	40,341	83.2%	$470,106	$14.01	Columbus Regional Health System	Columbus Regional Health System
CRHS - 1942 North Avenue	Medical Office Building	Columbus, GA	1971	100.0%	6,808	100.0%	$93,508	$13.73	Columbus Regional Health System	Columbus Regional Health System
CRHS - 920 18th Street	Medical Office Building	Columbus, GA	1982	100.0%	6,055	100.0%	$89,061	$14.71	Columbus Regional Health System	Columbus Regional Health System
CRHS - 1900 10th Avenue	Medical Office Building	Columbus, GA	1976	100.0%	50,930	94.2%	$739,791	$15.42	Columbus Regional Health System	Columbus Regional Health System
CRHS - 1800 10th Avenue	Medical Office Building	Columbus, GA	1980	100.0%	38,650	100.0%	$626,130	$16.20	Columbus Regional Health System	Columbus Regional Health System
CRHS - 705 17th Street	Medical Office Building	Columbus, GA	1994	100.0%	44,995	80.5%	$620,754	$17.13	Columbus Regional Health System	Columbus Regional Health System
CRHS - 615 19th Street	Medical Office Building	Columbus, GA	1976	100.0%	9,048	100.0%	$95,061	$10.51	Columbus Regional Health System	Columbus Regional Health System
CRHS - 1968 North Avenue	Medical Office Building	Columbus, GA	1966	100.0%	3,952	100.0%	$—	$—	N/A	N/A
CRHS - 633 19th Street	Medical Office Building	Columbus, GA	1972	100.0%	11,315	71.2%	$106,307	$13.19	Columbus Regional Health System	Columbus Regional Health System
CRHS - 500 18th Street	Medical Office Building	Columbus, GA	1982	100.0%	15,877	88.6%	$142,939	$10.16	Columbus Regional Health System	Columbus Regional Health System
CRHS - 2200 Hamilton Road	Medical Office Building	Columbus, GA	1992	100.0%	17,805	84.9%	$254,016	$16.81	Columbus Regional Health System	Columbus Regional Health System
CRHS - 1810 Stadium Drive	Medical Office Building	Columbus, GA	1999	100.0%	26,094	63.8%	$434,126	$26.08	Columbus Regional Health System	Columbus Regional Health System
Carle Danville MOB	Medical Office Building	Danville, IL	2007	100.0%	46,663	100.0%	$622,026	$13.33	N/A	Carle Foundation
Middletown Medical - 111 Maltese	Medical Office Building	Middletown, NY	1988	100.0%	27,264	100.0%	$708,864	$26.00	N/A	Middletown Medical
Middletown Medical - 2 Edgewater	Medical Office Building	Middletown, NY	1992	100.0%	8,162	100.0%	$212,212	$26.00	N/A	Middletown Medical
Napoleon Medical Office Building	Medical Office Building	New Orleans, LA	1974	100.0%	65,775	89.0%	$1,283,862	$21.93	Oschner Health System	N/A
West TN Bone & Joint - Physicians Drive	Medical Office Building	Jackson, TN	1991	100.0%	23,900	100.0%	$454,100	$19.00	N/A	West TN Bone & Joint Clinic
West TN Bone & Joint	Medical Office Building	Jackson, TN	1996	100.0%	12,594	100.0%	$256,742	$20.39	N/A	Jackson Ophthalmology ASC
COMPLETED PROPERTIES TOTAL WEIGHTED AVERAGE					2,577,680	97.1%	$56,792,714	$22.69
Portfolio Total/Weighted Average					3,100,470	94.7%	$66,449,108	$22,64

We have engaged third party property managers at 41 of our properties and we provide the property management services at the remainder of our properties.

In the opinion of management, each of our properties is adequately covered by insurance. We currently have no plans for material renovations or other capital improvements at, or developments of, any of our properties.

Tenants

The following table sets forth certain information about the 10 largest tenants in our portfolio as of December 31, 2014.

Tenant	# of Properties	Property Location	Leased SF	% Leased GLA	Annualized Base Rent	% of Portfolio Annualized Rent
LifeCare	3	TX, PA	310,352	10.0%	$4,697,063	7.1%
East El Paso Physicians Medical Center	1	TX	77,000	2.5%	$3,380,849	5.1%
Wayne State University Physician Group	1	MI	176,000	5.7%	$3,168,181	4.8%
Crescent City Surgical Centre	1	LA	60,000	1.9%	$3,090,000	4.7%
Foundation Hospital of San Antonio, LLC	1	TX	68,786	2.2%	$2,901,835	4.4%
Northside Hospital	3	GA	88,003	2.8%	$2,241,781	3.4%
Mid Ohio Oncology	1	OH	98,325	3.2%	$2,232,548	3.4%
Pinnacle Health	7	PA	105,199	3.4%	$2,010,694	3.0%
Columbus Regional Health System	9	GA	129,663	4.2%	$1,905,710	2.9%
Premier Healthcare	3	IN	90,000	2.9%	$1,787,760	2.7%

Pending Acquisitions

As of the date of this prospectus supplement, we have entered into definitive agreements through subsidiaries of our operating partnership to acquire seven healthcare properties located in five states for an aggregate of approximately $112 million in pending acquisitions as follows:

•                  Medical office building (part of the Columbus Regional Hospital System Portfolio), Columbus, Georgia:  The medical office building is 37,995 square feet, 100% leased, and the purchase price is $6.5 million. The medical office building is part of the 309,865 square foot Columbus Regional Medical Office Portfolio, which includes 13 medical office buildings, 12 of which are located in Columbus, Georgia and one in Phenix City, Alabama. We have previously completed the acquisition of the other 12 buildings. The total purchase price for the portfolio will be approximately $34.5 million. The portfolio is 88% occupied and approximately 86% of the portfolio’s total rentable square footage is located adjacent to the 413-bed Columbus Regional Medical Center and the 219-bed Doctors Hospital, two of Columbus Regional Healthcare System’s (“CRHS”) short-term acute care hospitals. As part of the transaction, the CRHS-related leases totaling 45% of the overall portfolio’s base rental revenue have been renegotiated and extended to 10-year lease terms.

•                  Ambulatory surgery center and medical office building, Jacksonville, Florida:  The ambulatory surgery center and medical office building is 46,016 square feet. The purchase price for the properties is approximately $19 million. A national hospital system leases and operates the surgery center and the building is 100% occupied.

•                  Trios Health Medical Office Building, Kennewick, Washington:  The medical office building, which is under construction,  is 160,000 square feet, is 100% pre-leased and is expected to open in late June 2015. At closing, we will assume a 60-year ground lease and enter into a 30-year absolute triple net master lease with Trios Health Hospital with rent escalations annually at 2.35%. We have agreed to acquire the medical office building for $64 million in cash. The acquisition is subject to completion of development, receipt of a certificate of occupancy, commencement of rent under the Trios Health Hospital master lease and customary conditions to closing, including accuracy of representations and warranties and performance of covenants. We are not financing or otherwise participating in the development of the property.

•                  Great Falls MOB, Great Falls, Montana:  We agreed to provide a mezzanine loan in the amount of approximately $4 million to construct a medical office building, which will be approximately 63,886 square feet. As of the date of this prospectus supplement, no money has been borrowed under the mezzanine loan. Upon the completion of the construction of the building, which is expected to occur in the second half of 2015, we have an option to purchase the building. The building will be 100% occupied.

•                  Methodist Sports Medicine, Greenwood, Indiana:  The medical office building is 38,000 square feet and the purchase price is approximately $10 million, payable in cash or OP Units. The building is 100% occupied.

•                  St. Vincent - Naab, Indianapolis, Indiana:  The medical office building is 40,936 square feet and the purchase price is approximately $8.5 million, payable in cash or OP Units. The building is 100% occupied.

Each pending acquisition described above is subject to customary closing conditions and there can be no assurance we will complete any of these transactions or acquire any of these properties.

Other Recent Developments

Minneapolis Portfolio

Prior to January 13, 2015, we entered into a non-binding letter of intent with The Davis Group and an equity investor working with The Davis Group to acquire a 96% or greater interest in a portfolio of seven medical office facilities located in the Minneapolis-St. Paul Metropolitan area and one additional medical office facility located in Jamestown, North Dakota. The purchase price for the acquisition of the portfolio of properties is approximately $116.3 million, payable in a combination of cash, OP Units or proposed new preferred units in the operating partnership, such relative amounts to be elected and determined by the respective property sellers at or prior to closing of a definitive agreement, plus the assumption of approximately $5.8 million of property-related indebtedness encumbering one of the facilities. Our investment will exceed $100 million. The portfolio is 98% leased and the average age of seven of the buildings is approximately two years, with one other building located on the campus of the Fairview Health System hospital campus in Edina, Minnesota, which was built in 1979. The average lease term of the portfolio is 10 years. The portfolio totals 362,354 rentable square feet, with 49% leased to credit rated health systems. Approximately 80% of the portfolio’s rentable square feet is either leased to a credit rated health system or located on the campus of one of the health system’s hospitals. We are partnering with The Davis Group, headquartered in Minneapolis, which developed seven of the eight facilities, which will retain a minority interest in the joint venture controlled by us and which will continue to actively manage and lease the facilities on behalf of us. The closing of each of the transactions under the non-binding letter of intent is subject to the execution of a definitive purchase and sale or contribution agreement and such agreements are expected to be subject to customary closing conditions.

ATM Program

On August 19, 2014, we and our operating partnership entered into separate At Market Issuance Sales Agreements (the “Sales Agreements”) with each of MLV & Co. LLC, KeyBanc Capital Markets Inc., JMP Securities LLC, and RBC Capital Markets, LLC (the “Agents”), pursuant to which we may issue and sell common shares having an aggregate offering price of up to $150 million, from time to time, through the Agents. In accordance with the Sales Agreements, we may offer and sell our common shares through any of the Agents, from time to time, by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, which includes sales made directly on the NYSE, or other existing trading market, or sales made to or through a market maker. With our express written consent, sales also may be made in negotiated transactions or any other method permitted by law. The common shares are registered under the Securities Act pursuant to the effective shelf registration statement on Form S-3 (File No. 333-197842) of which this prospectus supplement and the accompanying prospectus form a part, and are being offered pursuant to a prospectus dated August 19, 2014, as supplemented by a prospectus supplement dated August 19, 2014, filed with the Commission pursuant to Rule 424(b) of the Securities Act.

We pay each Agent a commission equal to up to 2% of the gross proceeds from each sale of common shares sold through such Agent under the applicable Sales Agreement. The net proceeds that we receive from sales of our common shares, depends on the number of common shares sold and the price for such common shares.

During the quarterly period ended December 31, 2014, we sold 3,576,010 common shares pursuant to the Sales Agreements, at a weighted average price of $15.54 per share resulting in total proceeds of approximately $55.6 million, before $0.8 million in commissions. We did not issue any common shares pursuant to any of the Sales Agreements during the quarter ended September 30, 2014. As of the date of this prospectus supplement, we have sold 247,397 common shares in 2015 pursuant to the Sales Agreements, at a weighted average price of $16.96 per share resulting in total proceeds of approximately $4.2 million, before $55,696 in commissions. As of the date of this prospectus supplement, we have $90.2 million remaining available under the Sales Agreements.

An affiliate of KeyBanc Capital Markets Inc. is a lender under our unsecured credit facility, and we intend to use a portion of the proceeds of this offering to repay amounts outstanding under the facility. The affiliate of KeyBanc Capital Markets Inc. would receive its pro rata share of any such payments.

Dividend Reinvestment and Share Purchase Plan

On December 2, 2014, we adopted a Dividend Reinvestment and Share Purchase Plan (the “DRIP”). Under the DRIP:

•                  Existing shareholders may purchase additional common shares by reinvesting all or a portion of the dividends paid on their common shares and by making optional cash payments of not less than $50 and up to a maximum of $10,000 per month.

•                  New investors may join the DRIP by making an initial investment of not less than $1,000 and up to a maximum of $10,000.

•                  Once enrolled in the DRIP, participants may authorize electronic deductions from their bank account for optional cash payments to purchase additional shares.

The DRIP is administered by our transfer agent, Computershare Trust Company, N.A. (the “Administrator”). Our common shares sold under the DRIP will be newly issued or purchased in the open market, as further described in the DRIP. As of the date of this prospectus supplement, we have not yet issued any shares under our DRIP.

Quarterly Distribution

On December 30, 2014, our Board of Trustees authorized and we declared a cash distribution of $0.225 per common share and common OP Unit for the quarterly period ended December 31, 2014. The distribution will be paid on February 6, 2015 to common shareholders and common OP Unit holders of record as of the close of business on January 23, 2015.

Appointment of General Counsel

On January 8, 2015, we announced that Bradley D. Page would join us as Senior Vice President and General Counsel, effective February 2, 2015. Mr. Page will report directly to our President and Chief Executive Officer, John T. Thomas. In connection with his appointment, we intend to grant a restricted share award to Mr. Page.

Mr. Page served as a shareholder and, most recently, as President of Milwaukee-based Davis & Kuelthau, s.c. until his resignation to accept this position with us. He joined Davis and Kuelthau in 1995, where he represented businesses in all areas of commercial real estate, commercial lending, corporate and construction transactions. Mr. Page’s private practice included acquisition, development, leasing and sales of healthcare, retail, office, multifamily and industrial properties including our company. He has extensive experience negotiating contracts, leases, organizational documents, real estate documents, financing documents and other agreements with national retail tenants, healthcare providers, financial institutions, municipalities, and owners of real property. Mr. Page is a graduate of the University of Wisconsin Law School, with a B.B.A. from the University of Michigan.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the discussion contained under the caption “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, and should be read in conjunction therewith.

Classification as Partnerships

We will include in our income our distributive share of each Partnership’s income and deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•                                          is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•                                          is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may generally elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury Regulations provide limited safe harbors that exempt a partnership from being treated as a publicly-traded partnership. We intend to operate our operating partnership in a manner that will cause it to not to be treated as a publicly-traded partnership.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “Gross Income Tests” and “Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Distribution Requirements.” Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

UNDERWRITING

KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below:

Number
of Common
Underwriter	Shares
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
BMO Capital Markets Corp.
Total	15,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $0.8 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 2,250,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed, subject to certain limited exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 45 days after the date of this prospectus supplement without first obtaining the written consent of KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

• offer, pledge, sell or contract to sell any common shares,

• sell any option or contract to purchase any common shares,

• purchase any option or contract to sell any common shares,

• grant any option, right or warrant for the sale of any common shares,

• lend or otherwise dispose of or transfer any common shares,

• request or demand that we file a registration statement related to the common shares, or

• enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Limited exceptions to the restriction on us of sales of similar securities include: (A) the common shares sold pursuant to this offering, (B) any common shares issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (C) any common shares issued or options to purchase common shares or other types of equity awards granted pursuant to our existing employee benefit plans, (D) any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment and share purchase plan for which a registration statement has been filed with the Commission prior to the date hereof, (E) any OP Units or other securities convertible into common shares issued by us or by our operating partnership in connection with an acquisition by us or any of our subsidiaries or affiliates of interests in assets or real property, or (F) any common shares issued in connection with the redemption or conversion of OP Units outstanding as of the date hereof.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “DOC.”

Price Stabilization, Short Positions

Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Affiliates of KeyBanc Capital Markets Inc. serve as administrative agent for our unsecured credit facility. Additionally, an affiliate of BMO Capital Markets Corp. is a lender under our unsecured credit facility, and a portion of the proceeds of the offering will be used to repay amounts outstanding under the facility. These affiliates of the underwriters will receive their pro rata shares of such payment. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

Affiliates of BMO Capital Markets Corp., one of the underwriters, beneficially own 3,946 of our common shares.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus . The common shares to which this prospectus supplement and the accompany prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompany prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any

rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & McKenzie LLP. The statements under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus accompanying this prospectus supplement as they relate to federal income tax matters have been reviewed by Baker & McKenzie LLP, and Baker & McKenzie LLP has opined as to certain income tax matters relating to an investment in our common shares. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters of Maryland law.

EXPERTS

The (1) consolidated and combined balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and (2) (a) the Crescent City Property, for the year ended December 31, 2012, (b) the East El Paso Property for the year ended December 31, 2012, (c) the Eagles Landing Property for the year ended December 31, 2012, (d) the Peachtree Property (also referred to as Peachtree Dunwoody Medical Center) for the year ended December 31, 2013, (e) the Sarasota Properties (also referred to as 21st Century) for the year ended December 31, 2013 and (f) the San Antonio Property (also referred to as Foundation Surgical Hospital) for the year ended December 31, 2013 all appearing in this prospectus supplement, the accompanying prospectus and registration statement have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in its reports thereon as incorporated by reference, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and certain direct operating expenses of the Pinnacle Properties and the Oshkosh Property (also referred to as Renaissance Surgical Center) for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K, dated August 4, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated by reference into this prospectus supplement and the accompanying prospectus and registration statement. The statements of revenues and certain direct operating expenses of the Columbus Properties, the El Paso Properties, and the Harrisburg Properties for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K/A, dated November 12, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated by reference into this prospectus supplement and the accompanying prospectus and registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting, proxy, and information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s web site at http://www.sec.gov. The Company’s outstanding common shares are listed on the NYSE under the symbol “DOC” and all such periodic reports, proxy statements and other information we file with the SEC may also be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

                We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments thereto, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus supplement and the accompanying prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549 and are also available to you on the SEC’s website, www.sec.gov.

We maintain a website at www.docreit.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute part of this prospectus supplement or any other report or documents we file with or furnish to the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014;

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 7, 2014;

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 13, 2014;

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 13, 2014;

•                  Our Current Reports on Form 8-K, filed with the SEC on February 3, 2014, February 12, 2014, February 25, 2014, March 3, 2014, March 4, 2014, March 28, 2014, April 1, 2014, April 7, 2014, May 7, 201, May 14, 2014, June 23, 2014, June 26, 2014, July 2, 2014, August 4, 2014, August 6, 2014, August 7, 2014, August 19, 2014, September 8, 2014, September 11, 2014, September 23, 2014, September 26, 2014, October 3, 2014, November 21, 2014 and January 14, 2015;

•                  Our Current Reports on Form 8-K/A, filed with the SEC on November 1, 2013, November 12, 2013 (regarding the Crescent City Property and the East El Paso Properties), May 1, 2014, May 5, 2014, May 6, 2014, August 1, 2014 and November 12, 2014; and

•                  The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on July 17, 2013, including any amendments and reports filed for the purpose of updating such description.

In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement shall be deemed to be incorporated by reference, except as to any portion of any future report or document that is not deemed filed under such provisions.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

Investor Relations, Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202, Telephone: (414) 978-6494.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

PROSPECTUS

$900,000,000

Common Shares

Preferred Shares

Debt Securities

Depositary Shares

Warrants

Units

4,518,675 shares

Common Shares

We may from time to time issue, in one or more series or classes, up to $900,000,000 in aggregate principal amount of our common shares of beneficial interest, par value $0.01 per share, or common shares, preferred shares of beneficial interest, par value $0.01 per share, or preferred shares, debt securities, depositary shares, warrants and/or units. We may offer these securities separately or together in units. We will specify in the accompanying prospectus supplement the terms of the securities being offered.

The selling shareholders named herein may offer from time to time 4,518,675 common shares issuable in exchange for units of limited partnership in Physicians Realty L.P., our operating partnership, tendered for redemption by one or more of such selling shareholders pursuant to their contractual rights. This prospectus also relates to our common shares that may be sold from time to time by additional selling shareholders that may receive common shares issuable in exchange for units of limited partnership in our operating partnership. In this prospectus, we refer to the selling shareholders named herein and any such additional selling shareholders, collectively, as the selling shareholders.

We may sell the foregoing securities and the selling shareholders may sell common shares to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents, and any fees, conversions, or discount arrangements, in the accompanying prospectus supplement. We may not sell any securities under this prospectus without delivery of the applicable prospectus supplement.

You should read this document and any prospectus supplement or amendment carefully before you invest in our securities.

Our common shares are listed on the New York Stock Exchange under the symbol “DOC.” On August 1, 2014, the closing price for our common shares, as reported on the New York Stock Exchange, was $14.12 per share. Our principal executive offices are located at 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202.

We are a Maryland real estate investment trust, or REIT, and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. Our common shares are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our declaration of trust, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

We are an “emerging growth company” under the federal securities laws and have reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 4 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 19, 2014.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under the shelf registration process, we or additional selling shareholders may offer common shares of beneficial interest, or common shares, and preferred shares of beneficial interest, or preferred shares, various series of debt securities, depositary shares, warrants to purchase any of such securities, and units comprised of any such securities with a total value of up to $900,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering, and the selling shareholders named herein may offer and sell 4,518,675 of our common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell from time to time and a description of the common shares that the selling shareholders may offer and sell from time to time. Each time we or additional selling shareholders offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                  designation or classification;

•                  aggregate principal amount or aggregate offering price;

•                  maturity;

•                  original issue discount, if any;

•                  rates and times of payment of interest, dividends or other payments, if any;

•                  redemption, conversion, exchange, settlement or sinking fund terms, if any;

•                  conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•                  ranking;

•                  restrictive covenants, if any;

•                  voting or other rights, if any;

•                  if applicable, the name of any additional selling shareholders and the number of common shares to be sold by such selling shareholders; and

•                  important federal income tax considerations.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room mentioned under the heading “Where You Can Find More Information.”

We and the selling shareholders have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and an accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and an accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and an accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and an accompanying prospectus supplement speaks only as of the date set forth on the applicable cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We and the selling shareholders may sell the securities directly to or through underwriters, dealers or agents. We, the selling shareholders and such underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we or the selling shareholders do offer securities through underwriters, dealers or agents, we will, as applicable, include in any applicable prospectus supplement:

•                  the names of those underwriters, dealers or agents;

•                  applicable fees, discounts and commissions to be paid to them;

•                  details regarding over-allotment options, if any; and

•                  the net proceeds to us, if any.

SUMMARY

The following summary highlights information appearing or incorporated in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before investing in our securities. All references to “we,” “us,” “our,” “our company,” the “Trust,” the “Company,” and “Physicians Realty” refer to Physicians Realty Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Physicians Realty L.P., a Delaware limited partnership, which we refer to as our “operating partnership,” and the historical business and operations of four healthcare real estate funds that we have classified for accounting purposes as our “Predecessor” and which we sometimes refer to as the “Ziegler Funds,” and not to the persons who manage us or sit on our Board of Trustees.

Our Company

We are a self-managed healthcare real estate company organized in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We completed our initial public offering (“IPO”) in July 2013. As of June 30, 2014, our portfolio consisted of 49 properties located in 17 states with approximately 1,731,069 net leasable square feet.

We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

We had no business operations prior to completion of the IPO and the formation transactions on July 24, 2013. Our Predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company (“Ziegler”), which we refer to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

We are a Maryland real estate investment trust, or REIT, and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, as of August 1, 2014, own approximately 88.3% of the partnership interests in our operating partnership.

Corporate Information

We were formed as a Maryland real estate investment trust on April 9, 2013. Our corporate offices are located at 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202. Our telephone number is (414) 978-6494. Our internet website is www.docreit.com. The information contained on, or accessible through, this website, or any other website, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. The occurrence of any of such risks might cause you to lose all or part of your investment. Such risks represent those risks and uncertainties that we believe are material to our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our securities. Some statements in this prospectus and in the documents incorporated by reference in this prospectus constitute forward-looking statements. Please refer to the section captioned “Cautionary Statement Regarding Forward-Looking Statements.” Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated herein by reference, including (i) our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and in the documents incorporated by reference herein that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, property performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•                  general economic conditions;

•                  adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

•                  our failure to generate sufficient cash flows to service our outstanding indebtedness;

•                  fluctuations in interest rates and increased operating costs;

•                  the availability, terms and deployment of debt and equity capital, including our senior secured revolving credit facility;

•                  our ability to make distributions on our shares of beneficial interest;

•                  general volatility of the market price of our common shares;

•                  our limited operating history;

•                  our increased vulnerability economically due to the concentration of our investments in healthcare properties;

•                  a substantial portion of our revenue is derived from our five largest tenants and thus, the bankruptcy, insolvency or weakened financial position of any one of them could seriously harm our operating results and financial condition;

•                  our geographic concentrations in Texas and the greater Atlanta, Georgia metropolitan area causes us to be particularly exposed to downturns in these local economies or other changes in local real estate market conditions;

•                  changes in our business or strategy;

•                  our dependence upon key personnel whose continued service is not guaranteed;

•                  our ability to identify, hire and retain highly qualified personnel in the future;

•                  the degree and nature of our competition;

•                  changes in governmental regulations, tax rates and similar matters;

•                  defaults on or non-renewal of leases by tenants;

•                  decreased rental rates or increased vacancy rates;

•                  difficulties in identifying healthcare properties to acquire and complete acquisitions;

•                  competition for investment opportunities;

•                  our failure to successfully develop, integrate and operate acquired properties and operations;

•                  the impact of our investment in joint ventures;

•                  the financial condition and liquidity of, or disputes with, joint venture and development partners;

•                  our ability to operate as a public company;

•                  changes in accounting principles generally accepted in the United States (or GAAP);

•                  lack of or insufficient amounts of insurance;

•                  other factors affecting the real estate industry generally;

•                  our failure to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

•                  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

•                  changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should not place undue reliance on any forward-looking statements that are based on information currently available to us or the third parties making the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and under the caption “Risk Factors” in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for us and our Predecessor for the periods indicated are as follows:

	Years Ended December 31,			Three Months
	Predecessor 2011	Predecessor 2012	2013	Ended March 31, 2014
Ratio of Earnings to Fixed Charges	—	—	—	—

Our ratio of earnings to fixed charges are computed by dividing earnings by fixed charges.  For these purposes, “earnings” consist of net income (loss) plus fixed charges.  Net income (loss) is computed in accordance with GAAP and includes such non-cash items as real estate depreciation and amortization, amortization of above (below) market rents, and amortization of deferred financing costs.  Net income (loss) in 2013 and in the quarter ended March 31, 2014 also includes one-time transactional costs relating to acquisitions amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense.  Interest income is not included in this computation.

The computation of ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges on the basis of our historical financial statements by approximately $3.3 million, $2.9 million and $2.6 million, for the years ended December 31, 2011 (Predecessor), 2012 (Predecessor) and 2013, respectively, and $3.6 million for the three months ended March 31, 2014.

USE OF PROCEEDS

We cannot guarantee that we will receive any proceeds in connection with this offering because we may be unable or choose not to issue and sell any securities covered by this prospectus.

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities by us for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.  Any allocation of the net proceeds of any offering of securities to a specific purpose will be determined at the time of such offering and will be described in an accompanying prospectus supplement.

Pending these uses, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises. We may raise additional capital through additional public or private financings, the incurrence of debt and other available sources. Please see the discussion of the risks associated with our liquidity in the section “Risk Factors.”

Unless we specify otherwise in an accompanying prospectus supplement, we will not receive any of the proceeds from the issuance of common shares to the selling shareholders pursuant to the contractual rights of such holders, or the resale of common shares from time to time by the selling shareholders, but we will acquire additional OP Units in our operating partnership in exchange for any such issuances. Consequently, with each redemption of OP Units, our percentage ownership interest of our operating partnership will increase.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for accounting or legal services or any other expenses they incur in disposing of the common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING SHAREHOLDERS

The “selling shareholders” are the people or entities who may sell our common shares registered pursuant to the registration statement of which this prospectus forms a part. Such selling shareholders may receive our common shares upon exchange of OP Units. The following table provides the names of the selling shareholders, the number of our common shares currently held by such selling shareholders prior to any exchange by them of OP Units, the maximum number of our common shares currently issuable to such selling shareholders in such exchange and the aggregate number of our common shares that will be owned by such selling shareholders after the exchange assuming all of the offered shares are sold. The selling shareholders are not required to tender their OP Units for redemption, nor are we required to issue our common shares (in lieu of our operating partnership redeeming the OP Units for cash) to any selling shareholder who elects to tender OP Units for redemption. To the extent we do issue our common shares upon redemption, since the selling shareholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling shareholders will offer pursuant to this prospectus or that the selling shareholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Common Shares and Preferred Shares—Restrictions on Ownership and Transfer.”

The selling shareholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer our common shares offered by this prospectus:

	Shares Owned Prior to the	OP Units Owned Prior to the	Maximum Number of Shares Issuable in the	Shares Owned Following Exchange (2)(4)		Maximum Number of Shares Offered for	Shares Owned After Resale (3)(4)
Name Of Selling Shareholders	Exchange	Exchange	Exchange	Number	%	Resale	Number	%
Neal D Abdullah	—	1,771	1,771	1,771	*	1,771	—	—%
Michael Adinolfi	—	7,599	7,599	7,599	*	7,599	—	—%
John F Alexander	—	590	590	590	*	590	—	—%
Per K Amundson	—	1,771	1,771	1,771	*	1,771	—	—%
Eric A Bannec	—	54,729	54,729	54,729	*	54,729	—	—%
R Walker Batts & Christy F Batts Jt Ten	—	1,699	1,699	1,699	*	1,699	—	—%
BC Ziegler & Company**(5)	—	124,964	124,964	124,964	*	124,964	—	—%
Philip S Behn	—	6,952	6,952	6,952	*	6,952	—	—%
Jitender P Bhandari	—	12,117	12,117	12,117	*	12,117	—	—%
J Taggart Birge	—	21,347	21,347	21,347	*	21,347	—	—%
Mark A Bisesi	—	1,771	1,771	1,771	*	1,771	—	—%
Brad J Bomba, Jr	—	82,158	82,158	82,158	*	82,158	—	—%
Clark Brittain & Mary Mahern	—	121	121	121	*	121	—	—%
Jamey W. Burrow	—	7,923	7,923	7,923	*	7,923	—	—%
Russell Patrick Cecola	—	16,286	16,286	16,286	*	16,286	—	—%
Colin Chang	—	8,695	8,695	8,695	*	8,695	—	—%
Richard L Corales	—	39,086	39,086	39,086	*	39,086	—	—%
CWM Consulting LLC	—	165,564	165,564	165,564	*	165,564	—	—%
DALM Investment Properties LLC	—	53,405	53,405	53,405	*	53,405	—	—%
Mark A Dayton	—	727	727	727	*	727	—	—%
Heather Dukes Rosales	—	1,851	1,851	1,851	*	1,851	—	—%
Lance S Estrada	—	26,057	26,057	26,057	*	26,057	—	—%
Larry D Field	—	20,168	20,168	20,168	*	20,168	—	—%
Laura Kay Fields	—	20,111	20,111	20,111	*	20,111	—	—%
Simon Finger	—	32,571	32,571	32,571	*	32,571	—	—%
Sean M Flynn	—	1,771	1,771	1,771	*	1,771	—	—%
Matthew S French	—	15,741	15,741	15,741	*	15,741	—	—%
Douglas D Geiger	—	1,771	1,771	1,771	*	1,771	—	—%
Prodyot Ghosh	—	47,657	47,657	47,657	*	47,657	—	—%

Gerry L Hash	—	242	242	242	*	242	—	—%
Carter F Henrich	—	50,177	50,177	50,177	*	50,177	—	—%
Tom F Hrisomalos	—	12,907	12,907	12,907	*	12,907	—	—%
Brian P Johnson	—	72,029	72,029	72,029	*	72,029	—	—%
Priya Kumar	—	47,059	47,059	47,059	*	47,059	—	—%
Christopher LaFollette	—	402	402	402	*	402	—	—%
Thomas E Lavin	—	174,447	174,447	174,447	*	174,447	—	—%
Penny J Lawin	—	7,923	7,923	7,923	*	7,923	—	—%
David Y Lee	—	1,771	1,771	1,771	*	1,771	—	—%
Doug Lurie Jr	—	3,257	3,257	3,257	*	3,257	—	—%
Sean Mayfield	—	21,171	21,171	21,171	*	21,171	—	—%
Chris W McGary	—	1,771	1,771	1,771	*	1,771	—	—%
Michael McNulty	—	10,856	10,856	10,856	*	10,856	—	—%
Richard Meyer Jr	—	34,745	34,745	34,745	*	34,745	—	—%
Lucien S Miranne Jr	—	52,114	52,114	52,114	*	52,114	—	—%
Bruce N Monson	—	1,771	1,771	1,771	*	1,771	—	—%
Naneelie, LLC	—	170,002	170,002	170,002	*	170,002	—	—%
Eric H Orth	—	242	242	242	*	242	—	—%
Trevor R Pickering	—	39,616	39,616	39,616	*	39,616	—	—%
Amar G Pinto	—	32,096	32,096	32,096	*	32,096	—	—%
Wesley W Ratliff	—	53,667	53,667	53,667	*	53,667	—	—%
James G Redmann	—	23,614	23,614	23,614	*	23,614	—	—%
Lawrence D Rink	—	40,221	40,221	40,221	*	40,221	—	—%
Robert O Rolfe	—	1,699	1,699	1,699	*	1,699	—	—%
Daniel Selo	—	9,253	9,253	9,253	*	9,253	—	—%
Bret J Spier	—	925	925	925	*	925	—	—%
Jonathan A Staser	—	1,771	1,771	1,771	*	1,771	—	—%
Steven A Strickler	—	1,181	1,181	1,181	*	1,181	—	—%
John S Strobel	—	62,584	62,584	62,584	*	62,584	—	—%
Michael J Thomas	—	15,741	15,741	15,741	*	15,741	—	—%
Eric and Jacqueline Trueblood	—	8,044	8,044	8,044	*	8,044	—	—%
United Insurance Company Of America	—	33,982	33,982	33,982	*	33,982	—	—%
Rand M Voorhies and Theresa M Voorhies	—	52,114	52,114	52,114	*	52,114	—	—%
Clark G Warden	—	15,741	15,741	15,741	*	15,741	—	—%
Kevin M Watson	—	26,057	26,057	26,057	*	26,057	—	—%
Robert N. Whitacre	—	21,347	21,347	21,347	*	21,347	—	—%
Claude Williams	—	52,114	52,114	52,114	*	52,114	—	—%
Eric M Williams	—	1,851	1,851	1,851	*	1,851	—	—%
Todd A Winkler	—	1,771	1,771	1,771	*	1,771	—	—%
George K Wolfer Jr	—	1,771	1,771	1,771	*	1,771	—	—%
Ziegler Healthcare Real Estate Fund I LLC**(5)	—	580,184	580,184	580,184	1.7%	580,184	—	—%
Ziegler Healthcare Real Estate Fund II LLC**(5)	—	986,208	986,208	986,208	2.9%	986,208	—	—%
Ziegler Healthcare Real Estate Fund III LLC**(5)	—	613,326	613,326	613,326	1.8%	613,326	—	—%
Ziegler Healthcare Real Estate Fund IV LP**(5)	—	401,938	401,938	401,938	1.2%	401,938	—	—%
			4,518,675			4,518,675

* Represents less than 1.0%

** Designates an affiliate of the Registrant.

(1)                     We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership, Physicians Realty L.P., either directly or through limited partnerships, limited liability companies, or other subsidiaries. We are the sole general partner of our operating partnership and as of August 1, 2014, own approximately 88.3% of the partnership interests in our operating partnership, which we refer to as “OP Units.” The selling shareholders listed above hold OP Units in our operating partnership received in exchange for limited partnership units of our Predecessor that were initially issued in private placements in connection with our formation transactions, or real property or interests evidencing real property. Selling shareholders that are entities may distribute our common shares prior to sale under this prospectus. The selling shareholders may also include persons who are donees, pledgees, successors-in-interest or permitted transferees of the listed selling shareholders.

(2)                    Assumes that we exchange the OP Units of the selling shareholders for our common shares. In computing the percentage ownership of a selling shareholder, we have assumed that the OP Units held by that selling shareholder have been exchanged for our common shares and that those shares are outstanding but that no OP Units held by other persons are exchanged for our common shares.

(3)                     Assumes that the selling shareholders sell all of their common shares offered pursuant to this prospectus. In computing the percentage ownership of a selling shareholder, we have assumed that the OP Units held by that selling shareholder have been exchanged for our common shares and that those shares are outstanding but no OP Units held by other persons are exchanged for our common shares. This percentage is calculated assuming that each selling shareholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of our common shares that would be held by each selling shareholder after completion of the offering. First, we have the option to satisfy OP Unit redemption requests by paying the cash value of the units rather than issuing our common shares. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling shareholder receives our common shares upon redemption of such holder’s OP Units, such holder may offer all,  some or none of such shares.

(4)                     Based on a total of 34,322,589 common shares outstanding as of August 1, 2014.

(5)                     Ziegler Healthcare Real Estate Fund I LLC, Ziegler Healthcare Real Estate Fund II LLC, Ziegler Healthcare Real Estate Fund III LLC, and Ziegler Healthcare Real Estate Fund IV LP, which along with BC Ziegler & Company we refer to collectively as our Predecessor or the Ziegler Funds, owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with the completion of our IPO and related formation transactions. Pursuant to such formation transactions, the Ziegler Funds became holders of OP Units of our operating partnership. Mr. John W. Sweet Jr., our Executive Vice President and Chief Investment Officer, and Mr. Mark D. Theine, our Senior Vice President of Asset and Investment Management, were employees of Ziegler prior to completion of our IPO, and Mr. Mark A. Baumgartner, a member of our Board, is currently an employee of Ziegler. Messrs. Sweet and Baumgartner have direct or indirect interests in one or more of the Ziegler Funds. Mr. Sweet owns a 0.11% interest in Ziegler Funds that received OP Units in connection with the formation transactions.  Mr. Baumgartner owns an indirect 0.004% interest in Ziegler Funds that received OP Units in connection with the formation transactions.

In addition to the selling shareholders named herein, this prospectus also relates to the possible resale from time to time by additional selling shareholders of common shares, consisting of common shares that may be issuable in exchange for units of limited partnership in our operating partnership. One or more additional selling shareholders to be identified by prospectus supplement, post-effective amendment or incorporated by reference from our periodic or current reports may sell, under this prospectus and any applicable prospectus supplements, our common shares issued or to be issued as described above. The selling shareholders shall not sell any common shares pursuant to this prospectus until we have identified such selling shareholders and the common shares being offered for resale by such selling shareholders as described above. However, the selling shareholders may sell or transfer all or a portion of their common shares pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•                  through underwriters for resale to the public or investors;

•                  transactions on the New York Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•                  in connection with short sales of the shares;

•                  by pledge to secure debt and other obligations;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•                  through a combination of any of the above transactions; or

•                  any other method permitted by law.

We or the selling shareholders may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. To the extent required, the related prospectus supplement will set forth the terms of each offering, including:

•                  the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  the amount of any compensation, discounts commissions or fees to be received by the underwriters, dealer or agents;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any discounts or concessions allowed or reallowed or paid to dealers;

•                  any securities exchanges on which such securities may be listed;

•                  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•                  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Regulation S may be sold pursuant to Regulation S rather than pursuant to this prospectus.

In connection with the sale of our securities, underwriters may receive compensation from us or the selling shareholders or from purchasers of our securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our securities may be considered underwriting discounts and commissions under the Securities Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus.

We or the selling shareholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of our securities against various liabilities, including liabilities under the Securities Act. We or the selling shareholders may also agree to contribute to payments that the underwriters, dealers or agents may be required to make in respect of these liabilities. We or the selling shareholders may authorize dealers or other persons who act as our or their agents to solicit offers by various institutions to purchase our securities from us or the selling shareholders under contracts that provide for payment and delivery on a future date. We or the selling shareholders may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we or the selling shareholders enter into these agreements concerning any series of our securities, we will indicate that in the prospectus supplement or amendment, to the extent required.

In connection with an offering of our securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our securities for their own account. In addition, underwriters may bid for, and purchase, our securities in the open market to cover short positions or to stabilize the price of our securities. Finally, underwriters may reclaim selling concessions allowed for distributing our securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates or the selling shareholders and their affiliates in the ordinary course of business.

In connection with sales of our common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common shares in the course of hedging in positions they assume. The selling shareholders may also sell our common shares short and deliver our common shares covered by this prospectus to close out short positions, and to return borrowed shares in connection with such short sales, provided, that the short sales are made after the registration statement is declared effective. The selling shareholders may also loan or pledge our common shares to broker-dealers in connection with bona fide margin accounts secured by our common shares, which shares broker-dealers could in turn sell if the selling shareholders default in the performance of their respective secured obligations.

The selling shareholders may pledge or grant a security interest in some or all of our common shares owned by them and, if any of them defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell our common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate our common shares in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, in connection with a sale of common shares by any additional selling stockholder, at the time a particular offer of common shares is made, if required, a prospectus supplement will be distributed that will set forth the number of common shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. Unless we specify otherwise in an accompanying prospectus supplement, each such additional selling stockholder will be responsible for paying any discount, commission, concession or other compensation associated with the sale of his or her common shares pursuant to this prospectus and an accompanying prospectus supplement. However, the additional selling shareholders may sell or transfer all or a portion of their common shares pursuant to any available exemption from the registration requirements of the Securities Act. Unless we specify otherwise in an accompanying prospectus supplement, we will not receive any proceeds from the sale of common shares by any additional selling shareholder.

SECURITIES THAT MAY BE OFFERED

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer and the common shares the selling shareholders may offer and sell. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES

The following description of our common shares and preferred shares, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common shares and preferred shares that we or, in the case of common shares only, the selling shareholders, may offer under this prospectus. The following description of our shares of beneficial interest is not a complete description of the Maryland REIT Law, or the MRL, or of the Maryland General Corporation Law, or the MGCL, provisions applicable to a Maryland real estate investment trust, and does not purport to be complete and is subject to, and qualified in its entirety by, our declaration of trust and our Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common shares and preferred shares may also be affected by Maryland law.

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that we have the authority to issue without shareholder approval. As of August 1, 2014, 34,322,589 common shares are issued and outstanding on a fully diluted basis, including the 250,000 restricted common shares granted to our trustees and officers under our 2013 Equity Incentive Plan in connection with completion of our IPO, which shares vest ratably over three years, the 84,266 restricted common shares granted to our trustees and officers under our 2013 Equity Incentive Plan in March 2014, which shares vest over a one year period, and the 56,617 restricted common shares granted to our chief financial officer under our 2013 Equity Incentive Plan in July 2014 in connection with the hiring our chief executive officer, which shares vest ratably over three years, and no preferred shares are issued and outstanding.

Under Maryland law, shareholders are not personally liable for the obligations of a Maryland real estate investment trust solely as a result of their status as shareholders.

Common Shares

All of the common shares that may be issued in connection with this offering will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Preferred Shares

Preferred shares may be issued from time to time, in one or more series, as authorized by our board of trustees. Prior to the issuance of any preferred shares, our board of trustees is required by Maryland law and by our declaration of trust to designate the class or series of preferred shares to distinguish it from all other classes and series of shares, specify the number of shares to be included in the class or series, and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series and cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland.

If we offer preferred shares, the accompanying prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred shares offered and issued pursuant to this prospectus:

•                  the specific designation, number of shares, seniority and purchase price;

•                  any liquidation preference per share;

•                  any additional restrictions on ownership and transfer;

•                  any maturity date;

•                  any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•                  any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•                  any voting rights;

•                  any rights to convert the preferred shares into other securities or rights, including a description of the securities or rights into which such preferred shares are convertible or exchangeable (which may include other preferred shares) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•                  whether interests in the preferred shares will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•                  the place or places where dividends and other payments with respect to the preferred shares will be payable; and

•                  any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts.  If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred shares issued and deposited with a depositary.  The applicable prospectus supplement will specify that fractional interest.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

Because our board of trustees believes it is at present essential for us to qualify as a REIT, among other purposes, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest, which we refer to as the ownership limit.

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a taxable REIT subsidiary, or TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any operators that manage “qualified healthcare properties” for a TRS failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from the restrictions described in the paragraph above (other than the restriction described in clause (iv) of the preceding paragraph) and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to fail to qualify as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of trustees may from time to time increase or decrease the ownership limit for one or more persons, but any decreased ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person’s percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit). Our board of trustees may not increase the ownership limit if the increase, taking into account any expected holder limits, would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding shares.

Any attempted transfer of our shares of beneficial interest which, if effective, would result in a violation of any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in trust) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transfer to a shareholder on request and without charge).

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each shareholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “DOC.” On August 1, 2014, the closing price for our common shares, as reported on the New York Stock Exchange, was $14.12 per share. As of August 1, 2014, the number of shareholders of record of our common shares was 11.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Registrar & Transfer Company.

DESCRIPTION OF DEBT SECURITIES

The paragraphs below describe the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•                  do not limit the amount of debt securities that we may issue;

•                  allow us to issue debt securities in one or more series;

•                  do not require us to issue all of the debt securities of a series at the same time;

•                  allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•                  provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•                  the title of the debt securities and whether they are senior or subordinated;

•                  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•                  the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or other securities of ours or the method by which any such portion shall be determined;

•                  if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common shares or other securities of ours received on conversion;

•                  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•                  the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•                  the date or dates, or the method for determining the date or dates, from which interest will accrue;

•                  the dates on which interest will be payable;

•                  the record dates for interest payment dates, or the method by which such dates will be determined;

•                  the persons to whom interest will be payable;

•                  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•                  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•                  the place or places where the principal of, and any premium or make-whole amount, and interest on, the debt securities will be payable;

•                  where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•                  where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•                  the times, prices and other terms and conditions upon which we may redeem the debt securities;

•                  any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such obligation;

•                  the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in U.S. dollars;

•                  whether the principal of, and any premium or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•                  whether the amount of payments of principal of, and any premium or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•                  whether the debt securities will be in registered form, bearer form, or both, and (i) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (ii) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•                  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa, if permitted by applicable laws and regulations;

•                  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may, or shall be required to, exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•                  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•                  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•                  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•                  whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•                  whether and under what circumstances the debt securities being offered are convertible into common shares or other securities of ours, as the case may be, including the conversion price or rate and the manner or calculation thereof;

•                  the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•                  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•                  if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•                  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•                  any deletions from, modifications of or additions to our events of default or covenants with regard to such debt securities and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•                  applicable CUSIP  numbers; and

•                  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the U.S. federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Our governing instruments do not define the term “substantially all” as it relates to the sale of assets. Additionally, Maryland cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, a determination as to whether a sale of “substantially all” of our assets has occurred will depend on the  Company’s financial and other information at the time of any asset sale.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•                  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•                  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•                  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•                  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•                  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:

•                  either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium or make-whole amount, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in each indenture;

•                  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•                  an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as described under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (i) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (i) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (ii) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (iii) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (i) and (ii) above, and (iv) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of Physicians Realty Trust relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•                  default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•                  default in the payment of principal of, or any premium or make-whole amount on, any debt security of such series for five business days at its stated maturity;

•                  default in making any sinking fund payment as required for any debt security of such series for five business days;

•                  default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•                  a default under any bond, debenture, note, mortgage, indenture or instrument:

(i)             having an aggregate principal amount of at least $30,000,000; or

(ii)          under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice shall specify such default and require us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

•                  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary of ours; and

•                  any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•                  we have deposited with the applicable trustee all required payments of the principal, any premium or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•                  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•                  in the payment of the principal, any premium or make-whole amount, or interest;

•                  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•                  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•                  is in conflict with any law or the applicable indenture;

•                  may involve the trustee in personal liability; or

•                  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•                  change the stated maturity of the principal of, or any premium or make-whole amount on, or any installment of principal of or interest on, any such debt security;

•                  reduce the principal amount of, the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, any such debt security;

•                  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•                  change the place of payment or the coin or currency for payment of principal of, or any premium or make-whole amount, or interest on, any such debt security;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•                  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•                  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•                  to evidence the succession of another person to us as obligor under such indenture;

•                  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•                  to add events of default for the benefit of the holders of all or any series of debt securities;

•                  to add or change any provisions of an indenture (i) to change or eliminate restrictions on the payment of principal of, or premium or make-whole amount, or interest on, debt securities in bearer form, or (ii) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•                  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•                  to secure the debt securities;

•                  to establish the form or terms of debt securities of any series;

•                  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•                  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•                  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•                  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•                  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•                  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•                  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•                  there shall be no minimum quorum requirement for such meeting; and

•                  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of ours and our subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•                  either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•                  we have paid or caused to be paid all other sums payable; and

•                  an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•                  to defease and be discharged from any and all obligations with respect to such debt securities; or

•                  to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue

Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•                  direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•                  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•                  a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•                  the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•                  any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event that (i) we effect covenant defeasance with respect to any debt securities and (ii) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common shares or other securities of ours will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into common shares or other securities of ours, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and at our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future shareholders, employees, officers or directors.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the preferred shares represented by depositary shares that we may offer under this prospectus and the related deposit agreements, depositary shares and receipts representing depositary shares. While the terms summarized below will apply generally to any depositary shares that we may offer, we will describe the particular terms of any series of depositary shares in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any depositary shares offered under that prospectus supplement may differ from the terms described below. Specific deposit agreements, depositary shares and receipts representing depositary shares will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may, at our option, elect to offer fractional interests in preferred shares, rather than preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

You may receive the number of whole shares of your series of preferred shares and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred shares. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred shares. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred shares in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its gross negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred shares represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

The depositary shares will not themselves be convertible into or exchangeable for common shares or preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into other securities or rights. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market, if any, on which we shall have listed the applicable underlying series of preferred shares for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•                  all depositary shares have been redeemed;

•                  there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

•                  each related share of preferred shares shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares, including, without limitation, proxy solicitation materials. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may issue warrants for the purchase of common shares, preferred shares and/or debt securities in one or more series. We may issue warrants independently or together with common shares, preferred shares and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                  the offering price and aggregate number of warrants offered;

•                  the currency for which the warrants may be purchased;

•                  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                  in the case of warrants to purchase common shares or preferred shares, the number of common shares or preferred shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                  the terms of any rights to redeem or call the warrants;

•                  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                  the periods during which, and places at which, the warrants are exercisable;

•                  the manner of exercise;

•                  the dates on which the right to exercise the warrants will commence and expire;

•                  the manner in which the warrant agreement and warrants may be modified;

•                  federal income tax consequences of holding or exercising the warrants;

•                  the terms of the securities issuable upon exercise of the warrants; and

•                  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of common shares, preferred shares, debt securities, depositary shares and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish. This section outlines certain provisions of the units that we may issue. If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. The information described in this section may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference as exhibits to the registration statement, which includes this prospectus.

Each unit that we may issue will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•                  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions of the governing unit agreement;

•                  the price or prices at which such units will be issued;

•                  the applicable U.S. federal income tax considerations relating to the units;

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•                  any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Shares,” “Description of Debt Securities,” “Description of Depositary Shares” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement:

Modification without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•                  to cure any ambiguity in any provisions of the governing unit agreement that differ from those described below;

•                  to correct or supplement any defective or inconsistent provision; or

•                  to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification with Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•                  impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•                  reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•                  If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•                  If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Maryland law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•                  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•                  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•                  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be less than the minimum number required by the MRL, if any, nor more than 15. Pursuant to our declaration of trust, we have also elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, except as may be provided by our board of trustees in setting the terms of any class or series of shares of beneficial interest, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from (i) removing incumbent trustees except for “cause” and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the real estate investment trust’s outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest in the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust’s common shareholders receive a minimum price (as defined in the

MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless our declaration of trust or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the real estate investment trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•                  a classified board;

•                  a two-thirds vote requirement for removing a trustee;

•                  a requirement that the number of trustees be fixed only by vote of the trustees;

•                  a requirement that a vacancy on the board be filled only by the remaining trustees and, if the board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•                  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Pursuant to our declaration of trust, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships, (3) require that a vacancy on the board be filled only by the remaining trustees and (4) require, unless called by our chairman, chief executive officer, president or the board of trustees, the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of shareholders.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. A special meeting of our shareholders to act on any matter that may properly be brought before a meeting of our shareholders will also be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Mergers; Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers must be advised by our board of trustees and approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if approved by our board of trustees and by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only with the approval of our board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting, or if the date of the meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, or with respect to the first annual meeting after this offering, not more than 150 days before the date of such meeting and not less than the later of 120 days before the date of such meeting or 10 days after the date on which we first publicly announce the date of such meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only by or at the direction of our board of trustees or provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the purchase, ownership and disposition of our common shares. Baker & McKenzie LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•                  insurance companies;

•                  tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•                  financial institutions or broker-dealers;

•                  non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•                  U.S. expatriates;

•                  persons who mark-to-market our common shares;

•                  subchapter S corporations;

•                  U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•                  regulated investment companies and REITs;

•                  trusts and estates;

•                  persons who receive our common shares through the exercise of employee shares options or otherwise as compensation;

•                  persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•                  persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, or the Code; and

•                  persons holding our common shares through a partnership or similar pass-through entity.

This summary assumes that shareholders hold our shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, final, temporary and proposed regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We were organized on April 9, 2013 as a Maryland real estate investment trust. We are a Maryland real estate investment trust, or REIT, and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with the filing of this prospectus, Baker & McKenzie LLP will render an opinion that we qualified to be taxed as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2013 and our organization and current and proposed method of operations will enable us to continue to qualify for taxation as a REIT for our taxable year ending December 31, 2014 and thereafter. Investors should be aware that Baker & McKenzie LLP’s opinion will be based upon various customary assumptions relating to our organization and operation, will be conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income, and the conduct of our business operations. Baker & McKenzie LLP’s opinion is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Baker & McKenzie LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of shares of our beneficial interest, and the percentage of our earnings that we distribute. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Baker & McKenzie LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•                  We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•                  We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•                  We will pay income tax at the highest corporate rate on:

•                  net income from the sale or other disposition of property acquired through foreclosure, or Foreclosure Property, that we hold primarily for sale to customers in the ordinary course of business, and

•                  other non-qualifying income from Foreclosure Property.

•                  We will pay a 100% tax on net income from sales or other dispositions of property, other than Foreclosure Property, that we hold primarily for sale to customers in the ordinary course of business.

•                  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•                  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•                  a fraction intended to reflect our profitability.

•                  If, during a calendar year, we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•                  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•                  We will be subject to a 100% excise tax on any transactions between us and a TRS that are not conducted on an arm’s-length basis.

•                  If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing each asset that caused such failure, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•                  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•                  If we acquire any asset from an entity treated as a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to such entity’s basis in the asset or to another asset, we will pay tax at the highest applicable regular corporate rate (currently 35%) if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•                  the amount of gain that we recognize at the time of the sale or disposition, and

•                  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•                  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

•                  The earnings of our lower-tier entities that are treated as C corporations, including any TRS we may form and any taxable REIT subsidiaries we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRS we may form and any other taxable REIT subsidiaries we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.                                      It is managed by one or more trustees or directors.

2.                                      Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.                                      It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.                                      It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.                                      At least 100 persons are beneficial owners of its shares or ownership certificates.

6.                                      Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.                                      It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.                                      It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.                                      It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and we do not know, or would not have reason to know after exercising reasonable diligence that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining shares ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of shares of beneficial interest. See “Description of Shares—Restrictions on Ownership and Transfer.” We believe that we have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the shares of which are owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary,” or TRS. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership, and, for purposes of the gross income tests (see “Gross Income Tests”) we will be deemed to be entitled to the income of the partnership attributable to such share. For all of the other asset tests, our proportionate share will be based on our capital interest in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the shares issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of shares or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” under two scenarios. Under the first scenario, rent we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements. Under the second scenario, rents that we receive from a TRS will qualify as “rents from real property” if the TRS leases a property from us that is a “qualified health care property” and such property is operated on behalf of the TRS by a person who qualifies as an “independent contractor”

and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our initial properties generally will not be treated as “qualified health care properties.” Accordingly, we do not currently intend to lease our properties to a TRS. However, to the extent we acquire or own “qualified health care properties” in the future, we may lease such properties to a TRS.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•                  rents from real property;

•                  interest on debt secured by mortgages on real property, or on interests in real property;

•                  dividends or other distributions on, and gain from the sale of, shares in other REITs;

•                  gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

•                  income derived from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such Foreclosure Property; and

•                  income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•                  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•                  Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•                  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•                  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Such income will not disqualify all rents from tenants of the property as rents from real property, but income from such services will not qualify as rents from real property. Furthermore, we may own up to 100% of the shares of a taxable REIT subsidiary which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property in excess of the one percent threshold, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

We do not currently lease and do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or a TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

As described above, we may own up to 100% of the shares of one or more TRSs. There are two exceptions to the related-party tenant rule described above for TRSs. Under the first exception, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Under the second exception, a TRS is permitted to lease health care properties from the related REIT as long as it does not directly or indirectly operate or manage any health care facilities or provide rights to any brand name under which any health care facility is operated. Rent that we receive from a TRS will qualify as “rents from real property” as long as the “qualified health care property” is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our properties generally will not be treated as “qualified health care properties.” Accordingly, we do not currently intend to lease properties to a TRS. However, to the extent we acquire or own “qualified health care properties” in the future, we may lease such properties to a TRS.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•                  an amount that is based on a fixed percentage or percentages of receipts or sales; and

•                  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We have originated one mezzanine loan, and may continue to originate or acquire such mezzanine loans. Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.

Although Revenue Procedure 2003-65 provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We believe that our mezzanine loan meets all of the requirements for reliance on the safe harbor.

However, even if our current mezzanine loan did not meet all of these requirements, and to the extent any mezzanine loans that we originate or acquire in the future do not qualify for the safe harbor described above, the interest income from such loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We have invested, and will continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than Foreclosure Property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•                  the REIT has held the property for not less than two years;

•                  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•                  either (1) during the year in question, the REIT did not make more than seven sales of property other than Foreclosure Property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•                  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•                  if the REIT has made more than seven sales of non-Foreclosure Property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income

Fee income generally will not be qualifying income for purposes of either the 75% or 95% gross income tests. Any fees earned by any TRS we form, such as fees for providing asset management and construction management services to third parties, will not be included for purposes of the gross income tests.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from Foreclosure Property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from Foreclosure Property will qualify under the 75% and 95% gross income tests. Foreclosure Property is any real property, including interests in real property, and any personal property incident to such real property:

•                  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•                  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•                  for which the REIT makes a proper election to treat the property as Foreclosure Property.

Foreclosure Property also includes certain “qualified health care properties” (as defined above under “—Rents from Real Property”) acquired by a REIT as a result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease).

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be Foreclosure Property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and Foreclosure Property ceases to be Foreclosure Property on the first day:

•                  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•                  on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

•                  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are generally available if:

•                  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•                  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•                  cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•                  government securities;

•                  interests in real property, including leaseholds and options to acquire real property and leaseholds;

•                  interests in mortgage loans secured by real property;

•                  shares in other REITs; and

•                  investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities (the “10% vote test” and “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•                  “Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the shares) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•                  a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•                  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•                  Any loan to an individual or an estate;

•                  Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•                  Any obligation to pay “rents from real property”;

•                  Certain securities issued by governmental entities;

•                  Any security issued by a REIT;

•                  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•                  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•                  we satisfied the asset tests at the end of the preceding calendar quarter; and

•                  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a schedule with the IRS describing each asset that caused the failure and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•                  the sum of:

•                  90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•                  90% of our after-tax net income, if any, from Foreclosure Property, minus

•                  the sum of certain items of non-cash income (to the extent such items of income exceed 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss).

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•                  85% of our REIT ordinary income for such year,

•                  95% of our REIT capital gain income for such year, and

•                  any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.”

Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/shares dividends, but that revenue procedure has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in our shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest with respect to such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of U.S. shareholders and is for general information only. We urge you to consult you own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares.

As used herein, the term “U.S. shareholder” means a beneficial owner of our common shares that for U.S. federal income tax purposes is:

•                  a citizen or resident of the United States;

•                  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.

A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (See—“Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non REIT corporations, such as any TRS we may form, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the U.S. shareholder’s adjusted basis in such shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other of our common shares within 30 days before or after the disposition.

If we redeem shares held by a U.S. shareholder, such U.S. shareholder will be treated as having sold the redeemed shares if (1) all of the U.S. shareholder’s shares are redeemed (after taking into consideration certain ownership attribution rules) or (2) such redemption is either (i) “not essentially equivalent” to a dividend or (ii) “substantially disproportionate.” If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to such shares. U.S. shareholders are urged to consult their own tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our common shares. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. shareholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

This section is a summary of rules governing the U.S. federal income taxation of U.S. shareholders that are tax-exempt entities and is for general information only. We urge tax-exempt shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•                  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•                  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•                  either:

•                  one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•                  a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. shareholders. The term “non-U.S. shareholder” means a beneficial owner of our common shares that is not a U.S. shareholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex and this summary is for general information only. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•                  a lower treaty rate applies and the non-U.S. shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate;

•                  the non-U.S. shareholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•                  the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. shareholder in its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. shareholder in such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. shareholder in its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exception discussed below for distributions on a class of shares that is regularly traded on an established securities market to a less-than-5% holder of such shares, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Because our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Since immediately following the IPO, our common shares have been regularly traded on an established securities market in the United States. If our common shares were not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a United States real property holding corporation. We believe that we are a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met.

Because our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) our common shares are treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period. Our common shares have been regularly traded on an established securities market following our IPO.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. shareholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our shares are sold and the non-U.S. shareholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common shares also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. shareholder.

With respect to individual non-U.S. shareholders, even if not subject to FIRPTA, capital gains recognized from the sale of our common shares will be taxable to such non-U.S. shareholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

For payments after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the shareholder:

•                  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•                  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to U.S. shareholders who own our shares of our beneficial interest through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common shares by U.S. shareholders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually, a Partnership and, collectively, the Partnerships). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We will include in our income our distributive share of each Partnership’s income and deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•                  is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•                  is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may generally elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, or the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our operating partnership and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “Gross Income Tests” and “Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties

Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution, or the 704(c) Allocations. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. In connection with our formation transactions, property which may have a built-in gain or a built-in loss was acquired by our operating partnership in exchange for OP Units. Our operating partnership has a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we have a lower adjusted tax basis with respect to that portion of our operating partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of our operating partnership’s assets attributable to such contributions.

The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. Our operating partnership may use any allowable method to account for book-tax differences in a manner that allows us to minimize any potential adverse consequences described above.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or built-in loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or built-in loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common shares.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & McKenzie LLP. The statements under the caption “Material U.S. Federal Income Tax Considerations” as they relate to federal income tax matters have been reviewed by Baker & McKenzie LLP, and Baker & McKenzie LLP has opined as to certain income tax matters relating to an investment in our shares. Certain legal matters in connection with this offering, including the validity of certain of the securities offered hereby and certain other matters of Maryland law, will be passed upon for us by Venable LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The (1) consolidated and combined balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and (2) (a) the Crescent City Property, for the year ended December 31, 2012, (b) the East El Paso Property for the year ended December 31, 2012, (c) the Eagles Landing Property for the year ended December 31, 2012, (d) the Peachtree Property (also referred to as Peachtree Dunwoody Medical Center) for the year ended December 31, 2013, (e) the Sarasota Properties (also referred to as 21st Century) for the year ended December 31, 2013 and (f) the San Antonio Property (also referred to as Foundation Surgical Hospital) for the year ended December 31, 2013 all appearing in this prospectus and registration statement have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their reports thereon as incorporated by reference, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and certain direct operating expenses of the Pinnacle Properties and the Oshkosh Property (also referred to as Renaissance Surgical Center) for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K, dated August 4, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated by reference into this prospectus and registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of shares of beneficial interest having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Shares.” We will furnish a full statement of the relative rights and preferences of each class or series of our shares of beneficial interest which has been so designated and any restrictions on the ownership or transfer of our shares of beneficial interest to any shareholder upon request and without charge. Written requests for such copies should be directed to Investor Relations, Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202, or by telephone request to (414) 978-6494. Our website is located at www.docreit.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2013;

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014;

•                  Our Current Reports on Form 8-K, filed with the SEC on February 3, 2014, February 12, 2014, February 25, 2014, March 3, 2014, March 4, 2014, March 28, 2014, April 1, 2014, April 7, 2014, May 7, 201, May 14, 2014, June 23, 2014, June 26, 2014, July 2, 2014 and August 4, 2014;

•                  Our Current Reports on Form 8-K/A, filed with the SEC on November 1, 2013, November 12, 2013 (regarding the Crescent City Property and the East El Paso Properties), May 1, 2014, May 5, 2014, May 6, 2014 and August 1, 2014; and

•                  The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on July 17, 2013, including any amendments and reports filed for the purpose of updating such description.

In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference, except as to any portion of any future report or document that is not deemed filed under such provisions.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Investor Relations, Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202, Telephone: (414) 978-6494.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We and the selling shareholders have not authorized anyone to provide you with different information. We and the selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

15,000,000 Common Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

KeyBanc Capital Markets	Morgan Stanley	RBC Capital Markets

BofA Merrill Lynch		BMO Capital Markets

, 2015